  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 1998.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         FIRSTLINK COMMUNICATIONS, INC.
                 (Name of small business issuer in its Charter)

            OREGON                           7385                  93-1197477
  (State or jurisdiction of      (Primary Standard Industrial    (IRS Employer
        organization)            Classification Code Number)     Identification
                                                                    Number)

                                190 SW HARRISON
                             PORTLAND, OREGON 97201
                                 (503) 306-4444
   (Address and telephone number of Registrant's principal executive offices)

                                 A. ROGER PEASE
                                190 SW HARRISON
                             PORTLAND, OREGON 97201
                                 (503) 306-4444
      (Name, address and telephone number of agent for service of process)
                         ------------------------------

                                   COPIES TO:

        DAVID H. DRENNEN, ESQ.                      MARC J. ROSS, ESQ.
     Neuman Drennen & Stone, LLC                    331 Madison Avenue
 5350 South Roslyn Street, Suite 380                   Third Floor
      Englewood, Colorado 80111                  New York, New York 10017
            (303) 221-4700                            (212) 953-7077
         (303) 694-6287 (Fax)                      (212) 682-7718 (Fax)

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                          AMOUNT TO           OFFERING PRICE            AGGREGATE
               SECURITIES TO BE REGISTERED                      BE REGISTERED           PER UNIT(1)          OFFERING PRICE
Common Stock(1)...........................................        1,150,000                $6.00               $6,900,000
Redeemable Common Stock Purchase Warrants(2)..............        1,150,000                $0.20                 230,000
Common Stock(3)...........................................         575,000                 $9.00                5,175,000
Common Stock(4)...........................................         100,000                 $7.20                 720,000
Redeemable Common Stock Purchase Warrants(5)..............         100,000                 $0.24                 24,000
Common Stock(6)...........................................         50,000                  $9.00                 450,000
Redeemable Common Stock Purchase Warrants(7)..............         188,889                  .20                  37,778
Common Stock(8)...........................................         94,445                  $9.00                 850,005
Common Stock(9)...........................................         935,556                 6.00                 5,613,336
TOTAL:                                                                                                         $20,000,119


                  TITLE OF EACH CLASS OF                          AMOUNT OF
               SECURITIES TO BE REGISTERED                    REGISTRATION FEE
Common Stock(1)...........................................         $2,036
Redeemable Common Stock Purchase Warrants(2)..............           68
Common Stock(3)...........................................          1,527
Common Stock(4)...........................................           212
Redeemable Common Stock Purchase Warrants(5)..............            7
Common Stock(6)...........................................           133
Redeemable Common Stock Purchase Warrants(7)..............           11
Common Stock(8)...........................................           251
Common Stock(9)...........................................          1,656
TOTAL:                                                             $5,900

(1) Includes 150,000 shares of Common Stock subject to the Underwriters' over-allotment option.

(2) Includes 150,000 Warrants subject to the Underwriters' over-allotment option.

(3) Issuable upon exercise of the Redeemable Common Stock Purchase Warrants.

(4) Issuable upon exercise of a Share Purchase Option issued to the Representative.

(5) Issuable upon exercise of a Warrant Purchase Option issued to the Representative.

(6) Issuable upon exercise of the Warrants underlying the Representative's Warrant Purchase Option.

(7) Registered on behalf of certain shareholders.

(8) b]Issuable upon exercise of the Shareholders' Warrants.

(9) Registered on behalf of certain shareholders.
                         ------------------------------

    Pursuant to Rule 416, there are also being registered such additional shares and warrants as may become issuable pursuant to anti-dilution provisions upon the exercise of the Warrants.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FIRSTLINK COMMUNICATIONS, INC.
                             CROSS-REFERENCE INDEX

                      ITEM NO. AND HEADING
                          IN FORM SB-2
                     REGISTRATION STATEMENT                                      LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and outside
             front cover page of Prospectus.....................  Forepart of Registration Statement and outside front cover page of Prospectus

       2.  Inside front and outside back cover pages of
             Prospectus.........................................  Inside front and outside back cover pages of
                                                                    Prospectus

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Front Cover Page; Underwriting

       6.  Dilution.............................................  Dilution

       7.  Plan of Distribution.................................  Underwriting

       8.  Legal Proceedings....................................  Business--Legal Proceedings

       9.  Directors, Executive Officers, Promoters and
             Controlled Persons.................................  Management

      10.  Security Ownership of Certain Beneficial Owners......  Securities Ownership of Management and Principal
                                                                    Shareholders

      11.  Description of Securities to be Registered...........  Description of Securities

      12.  Interest of Named Experts and Counsel................  Legal Matters

      13.  Disclosure of SEC Position on Indemnification for
             Securities Act Liabilities.........................  Management--Limitation on Directors' Liability;
                                                                    Indemnification

      14.  Organization Within Last Three Years.................  Certain Transactions

      15.  Description of Business..............................  Prospectus Summary; Risk Factors; Business

      16.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

      17.  Description of Property..............................  Business

      18.  Certain Relationships and Related
             Transactions.......................................  Certain Transactions

      19.  Market for Common Equity and Related Stockholder
             Matters............................................                            *

      20.  Executive Compensation...............................  Management--Executive Compensation

      21.  Financial Statements.................................  Financial Statements

      22.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure................                            *

------------------------

* Omitted from Prospectus because Item is inapplicable or answer is in the negative.

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of Prospectus: one to be used in connection with the offering of up to 1,150,000 shares of the Company's Common Stock ("Common Stock") and 1,150,000 Redeemable Common Stock Purchase Warrants ("Warrants"), including Common Stock to be issued to cover over-allotments, if any, and Common Stock issuable upon exercise of the Warrants, of FirstLink Communications, Inc., an Oregon Corporation (the "Company"), for sale by the Company in an underwritten public offering (the "Offering Prospectus"); and one to be used in connection with the sale of Warrants and Common Stock by certain shareholders of the Company (the "Shareholders' Prospectus"). The Offering Prospectus follows immediately after this Explanatory Note. The Shareholders' Prospectus will be identical in all respects except for the alternate pages for the Shareholders' Prospectus included after the Offering Prospectus, including alternate front and back cover pages and sections entitled "SELLING SHAREHOLDERS," "PLAN OF DISTRIBUTION" and "PUBLIC OFFERING" to be used in lieu of the sections entitled "UNDERWRITING" and "PRINCIPAL STOCKHOLDERS" in the Offering Prospectus. Certain sections of the Offering Prospectus, such as "UNDERWRITING," will not be used in the Selling Stockholders' Prospectus.

PROSPECTUS

                         FIRSTLINK COMMUNICATIONS, INC.

                        1,000,000 SHARES OF COMMON STOCK
              1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    FirstLink Communications, Inc., an Oregon corporation (the "Company") is offering 1,000,000 shares ("Shares") of the Company's Common Stock ("Common Stock") and 1,000,000 Redeemable Common Stock Purchase Warrants ("Warrants"). The Common Stock and the Warrants must be purchased together in this offering on the basis of one Share and one Warrant. The Common Stock and the Warrants will trade separately thereafter. The offering to which this Prospectus relates is referred to herein as the "Offering." Two Warrants entitle the holder to
purchase one share of Common Stock at a price of $    per share (150% of the
initial public offering price of the Shares) ("Warrant Exercise Price") during the three-year period commencing on the date of this Prospectus. The Warrants may be redeemed by the Company at any time after the date of this Prospectus at a price of $.05 per Warrant on 45 days written notice if the last sale price of the Common Stock exceeds 150% of the exercise price of the Warrants for at least 20 of the 30 trading days immediately preceding the notice of redemption. See "Description of Securities." The offering prices of the Shares and the Warrants (the "Offering Prices") are expected to be between $5.00 and $6.00, and $.10 and $.20, respectively.

    In addition, the registration statement of which this Prospectus is a part (the "Registration Statement") covers the offering by certain shareholders of the Company (the "Shareholders") of an additional 188,889 Warrants (the "Shareholders' Warrants."), 94,445 Shares of Common Stock issuable upon exercise of the Shareholders' Warrants (the "Shareholders' Warrant Stock"), and 935,556 shares of Common Stock (the "Shareholders' Stock"). The Shareholders' Warrants, the Shareholders' Warrant Stock, and the Shareholders' Stock are sometimes collectively referred to in this Prospectus as the "Shareholders' Securities." The Shareholders' Warrants and the Shareholders' Warrant Stock will be available for immediate resale, and may be offered by the Shareholders subject to certain prospectus delivery requirements (the "Shareholders' Offering"). The Shareholders' Stock is subject to certain lock-ups that do not permit their sale
for a period of      months after the effective date of the Registration
Statement. The Company will not receive any proceeds from the sale of the Shareholders' Stock under the Shareholders' Offering.

    Prior to the Offering there has been no public market for the Common Stock or the Warrants (hereafter collectively referred to as the "Securities"), and there can be no assurance that such a market will develop after the effectiveness of the Offering. The initial Offering Prices will be determined by negotiation between the Company and Kashner Davidson Securities Corporation (the "Representative"), as representative of the several Underwriters ("Underwriters"). For a discussion of factors considered in determining the Share Offering Price, the Warrant Offering Price, and the Warrant Exercise Price, see "Underwriting."

    The Representative is currently negotiating with prospective underwriters who may or may not become market makers in the Securities, but no additional market makers for the Securities have been specifically identified at this time. The Company has filed an application to list the Common Stock and Warrants on
the Nasdaq SmallCap Market under the symbols "    " and "    ," respectively.
                           --------------------------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE
        DILUTION. SEE "RISK FACTORS" BEGINNING AT PAGE 7 AND "DILUTION."
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR
    HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                           PRICE TO PUBLIC(1)     DISCOUNT (1)       COMPANY (1)(2)
Per Share................................................          $                   $                   $
Per Warrant..............................................          $                   $                   $
Total (3)................................................          $                   $                   $

(1) Excludes a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering payable to the Representative, and five-year warrants (the "Representative's Warrants") entitling the Representative to purchase up to 100,000 Shares of Common Stock and 100,000 Warrants at exercise prices equal to 120% of the Offering Prices. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company of approximately $329,500 including the non-accountable expense allowance to the Representative. See "Underwriting."

(3) The Company has granted the Underwriters two 45-day options to purchase up to an additional 150,000 Shares and 150,000 Warrants on the same terms as set forth above to cover over-allotments, if any (the "Over-allotment Options"). If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be "$
          , $      and $      , respectively, assuming Offering Prices of $
    per Share and $      per Warrant. See "Underwriting."

    The Common Stock and the Warrants are being offered by the several Underwriters on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to withdrawal or cancellation of the offer without notice and to their right to reject any order, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates representing the Securities will be made on or
about         , 1998.
                           --------------------------

                    KASHNER DAVIDSON SECURITIES CORPORATION

                THE DATE OF THIS PROSPECTUS IS           , 1998

    Any modification to the Offering will be made by means of an amendment to the Prospectus. The Company reserves the right to withdraw or cancel the Offering without notice, and to reject any orders, in whole or in part, for the purchase of any of the offered Securities.

    No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

                            ------------------------

    Upon effectiveness of the Registration Statement of which this Prospectus is a part the Company will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants, as well as quarterly financial information for each of the first three quarters of each fiscal year. The Company will also file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission").

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S SECURITIES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. FURTHER, SUCH PERSONS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S SECURITIES, INCLUDING PURCHASES OF THE COMPANY'S SECURITIES TO STABILIZE THE MARKET PRICE, PURCHASES OF THE COMPANY'S SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMPANY'S SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION WITH REGARD TO THE CAPITAL STOCK OF THE COMPANY IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE INFORMATION, ASSUMES (I) NO EXERCISE OF ANY OUTSTANDING OPTIONS OR WARRANTS OF THE COMPANY PRIOR TO THE OFFERING DESCRIBED HEREIN, (II) NO EXERCISE OF THE WARRANTS SOLD IN THE OFFERING, AND (III) GIVES EFFECT TO A 1-FOR-1.5 REVERSE STOCK SPLIT TO BE EFFECTED BY THE COMPANY ON THE EFFECTIVENESS OF THE OFFERING. (SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING.")

                                  THE COMPANY

    The Company provides integrated telecommunications services to multi-family apartment and condominium complexes. The Company offers a complete package of telecommunications services including local telephone, long distance telephone, enhanced calling features, internet access and cable television. All services are installed prior to the tenant's move-in and one bill is rendered to the tenant at the end of the month incorporating all services provided. Additionally, all services are believed to be offered at or below retail market prices. The Company's first property, the 525-unit Portland Center Apartments complex, went on-line in September 1994. The properties under contract as of the date of this Prospectus, consisting of 3,015 units in Portland, Oregon and 1,646 units in five other cities, represent 4,661 units. Contract terms range from five years to 15 years.

    The Company historically provided its services in the Portland, Oregon area. As of December 31, 1997, the Company had contracts to provide services for properties in Portland, Oregon; Vancouver, Washington; Seattle, Washington; Denver, Colorado; Phoenix, Arizona and Oklahoma City, Oklahoma. The Company believes that it will be able to expand its services into the aforementioned cities as well as other areas throughout the United States.

    Industry sources estimate that the market for US telecommunications services represents approximately $210 billion. This includes local and long distance telephone service and cable television. Management estimates that approximately $7 billion of this is represented by the approximately 6 million apartments in buildings of 200 units or more in the United States.

    The Company provides its customers with the simplicity, convenience and savings associated with acquiring all communication services from a single provider. Property owners realize a new source of ancillary revenue as well as a way to differentiate their property to residents.

    The Company's executive offices are located at 190 SW Harrison, Portland, Oregon 97201, where its telephone number is (503) 306-4444.

                                  RISK FACTORS

    An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Securities offered............  1,000,000 Shares of Common share of Common Stock during the
                                3-year period commencing on the date of this Prospectus. The
                                Common Stock and the Warrants will trade separately
                                immediately upon the issuance of the Securities on the date of this Prospectus. The Warrants may be redeemed under
                                certain circumstances. See "Description of Securities."

Common Stock outstanding
  before Offering (1).........  2,162,264

Common Stock outstanding after
  Offering (1)(2).............  3,162,264

Use of proceeds...............  Capital expenditures, system enhancements, and working capital

Proposed Nasdaq Symbols:

  Common Stock................

  Warrants....................

------------------------

(1) Does not include (i) 533,333 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's stock incentive plan ("The Plan"), of which 423,333 were outstanding and unexercised as of March 25, 1998, which have exercise prices of $1.13 per share, and of which 235,000 were subject to future vesting; or (ii) 451,444 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants having exercise prices ranging from $.75 to $5.25 per share. See "Management--Stock Options and Option Plans"; and "Description of Securities-- Convertible Notes.

(2) Does not include 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants (575,000 shares if the Over-allotment Option is exercised in full). Assumes no exercise of (i) the Underwriters' Over-allotment Options; and (ii) the Representative's Warrants.

                             SUMMARY FINANCIAL DATA

    Set forth below is selected summary financial information with respect to the Company. Financial information as of and for each of the years in the two-year period ended December 31, 1997 is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes related thereto.

                                                                        FOR THE            FOR THE
                                                                      YEAR ENDED         YEAR ENDED
                                                                   DECEMBER 31, 1997  DECEMBER 31, 1996
                                                                   -----------------  -----------------
STATEMENTS OF OPERATIONS DATA:
  Revenues.......................................................    $     879,903       $   602,423
  Operating expenses.............................................        1,351,524           972,767
  Operating loss.................................................         (471,621)         (370,344)
  Other expense, net.............................................          106,655            27,473
  Net loss.......................................................         (578,276)         (397,817)
  Basic and diluted loss per common share........................    $        (.50)      $      (.75)
  Basic and diluted weighted average common shares...............        1,162,397           533,309

                                                                      AS OF DECEMBER 31, 1997
                                                            -------------------------------------------
                                                                                           PRO FORMA
                                                                                          AS ADJUSTED
                                                               ACTUAL     PRO FORMA (1)       (2)
                                                            ------------  -------------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $    389,415   $   776,415    $  5,531,915
  Working capital.........................................  $     59,464   $   446,464    $  5,201,964
  Property and equipment, net.............................  $    543,053   $   543,053    $    543,053
  Total assets............................................  $  1,060,821   $ 1,411,967    $  6,167,467

  Current liabilities.....................................  $    408,795   $   408,795    $    408,795
  Long term debt, net of current portion..................  $    388,017   $   166,350    $    166,350
  Stockholders' equity....................................  $    264,009   $   836,822    $  5,592,322

------------------------

(1) Assuming Notes that were converted in February 1998 had been converted as of December 31, 1997; and the private placement that was completed in March 1998 had been completed as of December 31, 1997, and the net proceeds of $387,000 had been received therefrom.

(2) Adjusted to reflect net proceeds of $4,755,500 from the sale by the Company in this Offering of 1,000,000 Shares and 1,000,000 Warrants at the assumed public offering prices of $5.50 per Share and $.15 per Warrant.

                           FORWARD-LOOKING STATEMENTS

    Certain statements made in this Prospectus are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this Prospectus are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in this Prospectus, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY'S SECURITIES AND, ALONG WITH EACH OF THE FOLLOWING FACTORS, CONSIDER THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

RISK FACTORS RELATED TO THE BUSINESS OF THE COMPANY

    LIMITED OPERATING HISTORY. The Company has only a limited operating history upon which investors may base an evaluation of the likely performance of the Company. Although certain of the directors and officers of the Company have experience in managing businesses in related industries, they have only limited experience in developing and operating shared tenant services. Any failure to successfully develop or operate future properties could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's independent auditors have included in their audit report an explanatory paragraph which states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    As is typical of start-up companies, the Company is subject to certain risks, including uncertainty as to whether it will be able to generate sufficient revenues to cover its costs and expenses. The Company and its predecessors have generated operating revenues only since September 1994. The continuation of the Company for an extended period is dependent upon achieving adequate profit margins to realize profitable operations. There can be no assurance that the Company will realize earnings from operations or net profits. The Company has funded its operations to date through the private sale of equity and debt securities.

    DEPENDENCE ON PROCEEDS OF THIS OFFERING; NEED FOR ADDITIONAL CAPITAL. The Company is dependent on and intends to use virtually all of the net proceeds of the Offering to purchase switches and related equipment necessary to provide local telephone service in the Company's new and existing markets, fund the increased working capital requirements associated with the Company's planned market expansion, and enhance the Company's billing and customer care systems to support the growing customer base.

    DEPENDENCE UPON TCI. Nearly all of the apartment and condominium complexes the Company has under contract utilize TCI Communications, Inc. (TCI") to provide cable service. The Company has negotiated agreements with TCI to provide such service on a complex-by-complex basis. There can be no assurance that the Company will be able to continue to negotiate cable service rates with TCI that are economically feasible for the Company; or that it will be able to enter any such agreements with cable companies in areas not served by TCI. If it is unable to obtain such agreements, the Company's ability to provide its services to new complexes may be severely adversely affected.

    POTENTIAL ADVERSE EFFECT OF INSUFFICIENT CABLE PENETRATION. Under its agreements with TCI, the Company pays TCI a monthly rate based on the number of units in a complex, regardless of the number of subscribers to cable service in the complex. The Company makes assumptions about the number of subscribers that will purchase cable in the complex to determine the rate it can afford to pay TCI. However, it is required to pay TCI regardless of the actual subscription base of a particular complex. Accordingly, there is a risk that the Company over-estimated the number of cable subscribers it will obtain in a complex, which would have an adverse impact on its results of operations. See "Business--Key Suppliers."

    UNCERTAIN ABILITY TO MANAGE GROWTH. The Company intends to pursue an aggressive growth strategy involving the development of customers in new markets. This growth strategy will require, among other changes, expanded operational and financial systems and the implementation of new control procedures. The Company's future operating results will depend on its ability to develop its infrastructure commensurate with revenues and on its ability to attract, hire and retain skilled employees. There can be no assurance that the Company will be able to provide adequate services in areas in which it wishes to expand or otherwise execute its business strategy, and its ability to grow may be adversely affected thereby. There can be no assurance that the Company will be able to manage any growth effectively. Failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, although the Company's management information systems ("MIS") are adequate for its present level of business, as the Company expands it will need to up-grade such systems. The Company will use a portion of the proceeds of this Offering to acquire computer hardware, programming, and software to up-grade its MIS. However, it is likely that the new systems will require a period of time for the Company to adjust to the them and to integrate its existing future business into such systems. The Company's billing and customer service may be adversely affected by any delays in implementing such a system. See "Business--Management Information Systems."

    DEPENDENCE ON KEY PERSONNEL. The success of the Company is highly dependent upon the continued services of A. Roger Pease, its President and Chief Executive Officer, and Jeffrey S. Sperber, its Chief Financial Officer. The loss of the services of such key personnel could adversely affect the Company's business, financial condition and results of operations. The Company will require the services of additional executive personnel in the future. The Company has no employment agreements or non-compete agreements with any of its key personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and operate its facilities or to expand its operations. The Company does not carry key man life insurance on any of its personnel. See "Management."

    COMPETITION. General and local market conditions, including, among others, the presence of competing companies, may materially and adversely affect the Company's business, financial condition and results of operations. The competition in the telecommunications services industry is intense. Competitive factors include location and quality of facilities, price and quality of service. Competition may increase as a result of deregulation, allowing more companies to enter the market for local telecommunications services many of which have held monopoly positions in the marketplace. Although the Company believes it offers services that are superior to or more convenient than competing services, many of the Company's existing and future competitors may have financial, marketing and other resources that substantially exceed those available to the Company. See "Business--Competition."

    DEVELOPMENT AND CONSTRUCTION DELAYS. The Company's growth strategy is dependent upon its ability to attract and retain additional customers. The successful development of new customers will depend upon various factors, including the availability of suitable sites, the ability of the Company to successfully service contracts to meet construction schedules and budgets, and the extent to which the Company otherwise performs in accordance with expectations. Development and construction delays could have a material adverse impact on the Company's business, financial condition and results of operations.

    MANAGEMENT'S LACK OF VOTING INFLUENCE.

    Upon consummation of the Offering, the Company's President, A. Roger Pease, will beneficially own 186,667 shares of Common Stock, including vested options exercisable to acquire an additional 80,000 shares of Common Stock, together representing 5.76% of the total issued and outstanding shares of Common Stock following completion of the Offering. All of the Company's officers and directors as a group beneficially own only 450,630 shares of Common Stock, including vested options. Even giving effect to the exercise of their outstanding and vested options, the Company's officers and directors as a group would exercise voting control over only 13.6% of the Company's outstanding shares of Common Stock following completion of the Offering. As a result of this lack of voting influence as stockholders, there can be no assurance that the Company's officers and directors will be able to implement the plans and strategies described in this Prospectus. Further, it is possible that stockholders with greater voting influence could initiate actions which could be adverse to those plans or hostile to current management. See "Security Ownership of Management and Principal Stockholders."

    INDEMNIFICATION AND EXCULPATION. To the extent permitted by Oregon law the directors of the Company will not be liable to the Company or its stockholders for monetary damages for conduct as directors. The Company's Articles of Incorporation permit and its Bylaws require the Company to indemnify its directors and officers against all damages incurred in connection with the business of the Company to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against the directors of the Company caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require the Company to use its assets to defend the directors and officers of the Company against claims, including claims arising out of their negligence, poor judgment, or other circumstances. The Company has also entered into indemnity agreements with each of its directors and officers.

    RELIANCE ON MANAGEMENT. All decisions with respect to the management of the Company will be made exclusively by the management. The stockholders will not have any right or power to take part in the management of the Company. No prospective investor should purchase any of the Securities offered hereby unless the investor is willing to entrust all aspects of the management of the Company to the Management. See "Management."

    COMPENSATION PAYABLE TO MANAGEMENT AND OTHERS REGARDLESS OF
PROFITABILITY. The officers of the Company will receive certain fees and other compensation for services which will be payable to them whether or not the Company is profitable. See "Management--Executive Compensation."

    NO ASSURANCE OF PROFITS. There is no assurance that the Company will generate profits, or that its securities will appreciate in value or that investors will be able to sell the securities acquired in the Offering at a profit. The marketability and value of the Company's business will depend upon many factors beyond the control of the Company, and there is no assurance that there will be a ready market for the business operated by the Company.

    YEAR 2000 EFFECT. While the Company believes that its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers, cable providers or others on whose services the Company depends are not year 2000 compliant, it could have a material adverse effect on the Company's financial condition and results of operations and the value of the Securities.

RISK FACTORS RELATED TO THE OFFERING

    DILUTION. As of the date of this prospectus, the Company has sold the outstanding 2,162,264 shares of Common Stock at an average cost per share of approximately $.94 which is $4.56 per share less than the Offering Price. At December 31, 1997, the Company had a pro forma net tangible book value (total assets less total liabilities and intangible assets) of $836,822 or $.39 per share of Common Stock outstanding, based on 2,162,264 shares issued and outstanding. Giving effect to the sale of 1,000,000 Shares and 1,000,000 Warrants by the Company in the Offering, after deduction of the expenses of the Offering, the Company will have a net tangible book value of approximately $5,592,322 or $1.77 per share. Investors in the Offering will sustain an immediate substantial dilution of $3.73 of their price per share. See "Dilution."

    LIMITED MARKET FOR SECURITIES; ARBITRARY DETERMINATION OF PRICES. There has been no public market for the Common Stock or Warrants of the Company prior to the effective date of the Registration Statement of which this Prospectus is a part, and there is no assurance that an active public trading market for the Securities will develop or be sustained in the foreseeable future. In the absence of a public market for those securities, the public offering price of the Common Stock and the exercise price of the Warrants were determined by negotiations between the Representative and the Company. Among the factors considered in determining the public offering price and the Warrant exercise price were the prospects for the Company, an assessment of the industry in which the Company operates, an assessment of management, the number of shares of Common Stock and Warrants offered, the price the purchasers of such securities might be expected to pay give the nature of the Company, and the general conditions of the securities markets at the time of the Offering. Accordingly, the offering prices set forth on the cover page of this Prospectus or the exercise price of the Warrants should not be regarded as indications of the actual value of the Company or the Securities or of any future market price of the Company's Common Stock. Moreover, there can be no assurance that the market price of the Securities will not decline following the Offering, or that investors will be able to sell any of the Securities purchased hereunder at a price equal to or greater than the prices paid therefor.

    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant number of Shares and Warrants will be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of the Securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters from time to time in the future may make a market in and otherwise effect transactions in the Securities. To the extent the Underwriters do so, they may be a dominating influence in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Company's securities at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the Securities.

    POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES. The over-the-counter markets for securities such as the Securities offered hereby historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. Although applications have been made to have the Securities be approved for quotation on the Nasdaq Small Cap Market, even if the applications are initially approved, there can be no assurance that they will remain eligible to be included on Nasdaq. In the event that the Securities were no longer eligible to be included on Nasdaq, they could be subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." If the Company's Securities became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in those Securities because of the added disclosure requirements, thereby making it more difficult for purchasers of Securities in the Offering to dispose of them.

    SHARES ELIGIBLE FOR FUTURE SALE. As of March 25, 1998, 2,162,264 shares of the Company's Common Stock were issued and outstanding, all of which are "restricted securities." 935,556 of those shares are being registered by the Company for resale by the Selling Stockholders with the Registration Statement of which this Prospectus is a part. The remaining shares may, under certain circumstances, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. Of these 1,226,708 restricted securities, 292,119 are beneficially owned by officers, directors and affiliates of the Company. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one (1) year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four (4) calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three (3) months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two
(2) years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

    The Company is authorized to grant options to purchase 533,333 shares of Common Stock pursuant to a stock option plan for key employees, officers, and directors (the "Plan"). As of March 25, 1998, non-qualified stock options to purchase 423,333 shares of Common Stock have been granted under the Plan. See "Management--Executive Compensation-Stock Options and Option Plans." Although the Company has no present plans to register for sale under the Securities Act shares issuable upon exercise of the options granted pursuant to the Plan, if it should do so, when the options are exercised and the shares issued they would be freely tradeable, except for certain limitations imposed upon directors, officers and affiliates who exercise options granted under the Plan.

    No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.

    AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 1,000,000 shares of preferred stock, no par value. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. The Company does not presently intend to issue any Preferred Stock. See "Description of Securities."

    AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, authorizes the issuance of up to 20,000,000 shares of Common Stock, of which 2,162,264 shares were outstanding on March 25, 1998. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without stockholder approval. Future issuance of Common Stock could be at values substantially below the Offering Price in the Offering and therefore could represent further substantial dilution to investors in the Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

    MARKET OVERHANG FROM OUTSTANDING OPTIONS. Immediately after the Offering the Company will have outstanding 423,333 options to purchase shares of Common Stock reserved for issuance under the Plan. The Company will also have Common Stock Purchase Warrants ("Private Warrants") exercisable to purchase 451,444 shares of Common Stock at exercise prices ranging from $.75-$5.25 per share. (The options and Private Warrants will be referred to as the "Derivative Securities.") The Private Warrants are being registered in the Registration Statement of which this Prospectus is a part. To the extent that such Derivative Securities are exercised or converted, dilution to the interests of the Company's stockholders may occur. Exercise or conversion of the Derivative Securities, or even the potential of their exercise or conversion may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the Derivative Securities are likely to exercise or convert them at times when the market price of the shares of Common Stock exceeds their exercise price. Accordingly, the issuance of shares of Common Stock upon exercise of the Derivative Securities may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. Holders of the Derivative Securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such Derivative Securities. See "Description of Securities."

    USE OF PROCEEDS. The proceeds to the Company from the Offering, net of the expenses of the Offering, will be approximately $4,755,500. Management anticipates that $3,000,000 or 63% of the proceeds will be applied towards capital expenditures and system enhancements; and the balance of the proceeds will be allocated to working capital. See "Use of Proceeds."

    The amounts set forth above represent the Company's present intentions for the use of proceeds from the Offering. However, actual expenditures could vary considerably depending upon many factors, including changes in economic conditions, the ability of the Company to obtain lease financing unanticipated complications, delays and expenses, or problems relating to the development of additional locations. Any reallocation of the proceeds of the Offering will be made at the discretion of the Board of Directors but will be in furtherance of the Company's strategy to achieve growth and profitable operations through the development of additional locations.

    EXERCISE OF WARRANTS; REDEEMABLE WARRANTS; NECESSITY OF CONTINUING POST-EFFECTIVE AMENDMENTS TO THE COMPANY'S REGISTRATION STATEMENT. The Warrants may not be exercised unless the Company maintains a current registration statement with the SEC, which the Company has agreed to do; however, there can be no assurance that the Company will be able to do so. The Company will be unable to issue Common Stock to persons desiring to exercise their Warrants unless the Warrants and the Common Stock issuable upon the exercise thereof are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in those jurisdictions. There can be no assurances that the Company will be able to effect any required qualification. Under certain conditions, the Warrants may be redeemed by the Company at any time prior to their expiration, at a redemption price of $.05 per Warrant, upon not less than 45 days' prior written notice to the Warrant holders. Consequently, the holders may be deprived of the value of their Warrants. See "Description of Securities--Warrants."

    POSSIBLE LOSS OF INVESTMENT. Most of the net proceeds of the Offering will be expended at or prior to receipt of significant revenues by the Company. Consequently, stockholders will be dependent upon the performance of the Company's business for any return of their investment and risk the entire loss of their investment if revenues are insufficient to cover expenses. In the event that the business does not generate sufficient revenues to pay expenses, stockholders could lose part or all of their investment.

                                    DILUTION

    The pro forma net tangible book value of the Company at December 31, 1997, before giving effect to the Offering, was $836,822 or $.39 per share, based upon 2,162,264 shares outstanding. Pro forma net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the pro forma net tangible book value of the Company (total assets less total liabilities and intangible assets); and assuming (i) that the Notes which were converted into Common Stock in February and March 1998 had been converted at December 31, 1997; and (ii) that the private placement which was completed in March 1998 had been completed at December 31, 1997, and the receipt of the net proceeds therefrom. After giving effect to the sale of 1,000,000 Shares and 1,000,000 Warrants by the Company in the Offering and receipt of the estimated net proceeds therefrom, the adjusted pro forma net tangible book value at December 31, 1997, would have been $5,592,322 or $1.77 per share of Common Stock. This represents an immediate increase of $1.38 per share to current stockholders and an immediate dilution of $3.73 per share to the investors in the Offering (assuming the allocation of the entire Offering Price to the shares of Common Stock). The following table illustrates the per share dilution, assuming all 1,000,000 Shares are sold in the Offering: (1)

Assumed price Per Share of Common Stock...............................             $    5.50
Pro Forma Net Tangible Book Value Per Share of Common Stock Before
  Offering (2)........................................................  $     .39
Increase in Pro Forma Net Tangible Book Value Per Share of Common
  Stock Attributable to Shares Offered Hereby.........................  $    1.38
Pro Forma Net Tangible Book Value Per Share of Common Stock After
  Offering............................................................             $    1.77
Dilution of Pro Forma Net Tangible Book Value Per Share of Common
  Stock to Purchasers in this Offering................................             $    3.73
Dilution Per Share of Common Stock as a Percent of Offering Price.....                  67.8%

------------------------

(1) Does not include (i) 533,333 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's Incentive Plan, 423,333 of which are subject to outstanding and unexercised options having an exercise price of $1.13 per share, and of which 235,000 are subject to future vesting; and (ii) 357,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants having a weighted average exercise price of $1.76 per share; and 94,444 shares of Common Stock reserved for issuance upon exercise of outstanding warrants that will be exchanged for warrants on the effectiveness of the Registration Statement. See "Management--Stock Options and Option Plans."

(2) Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of the Company.

    The following table sets forth, as of March 25, 1998, the number of shares of Common Stock purchased, the percentage of total cash consideration paid, and the average price per share paid by (i) the existing stockholders; and (ii) investors purchasing Securities in the Offering, before deducting estimated underwriting discounts and offering expenses payable by the Company.

                                                                               AVERAGE
                                                                             TOTAL CASH
                                                  SHARES PURCHASED          CONSIDERATION         AVERAGE
                                                ---------------------  -----------------------     PRICE
                                                  NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                                ----------  ---------  ------------  ---------  -----------
Existing Stockholders.........................   2,162,264      68.4%  $  2,022,621      26.9%   $     .94
New Investors(1)..............................   1,000,000      31.6%  $  5,500,000      73.1%(1)  $    5.50
                                                ----------  ---------  ------------  ---------       -----
Total.........................................   3,162,264       100%  $  7,522,621       100%   $    2.38

------------------------

(1) Assumes (a) 1,000,000 Shares are sold in the Offering at an Offering Price of $5.50 per Share; and (b) no exercise of Warrants.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997, (i) on an actual basis; (ii) on a pro forma basis which gives effect to the conversion of the Notes, the completion of the Private Placement, and the receipt of the net proceeds therefrom; and (iii) pro forma as adjusted to give effect to the estimated net proceeds from the sale of the Shares and Warrants offered hereby, based upon an assumed Offering Price of $5.50 per Share and $.15 per Warrant. This section should be read in conjunction with the financial statements and notes to the financial statements that are contained elsewhere in this Prospectus.

                                                                                    DECEMBER 31, 1997
                                                                        ------------------------------------------
                                                                                                     PRO FORMA AS
                                                                                                       ADJUSTED
                                                                           ACTUAL      PRO FORMA        (1)(2)
                                                                        ------------  ------------  --------------
Long Term Debt, net of current portion................................  $    388,017  $    166,350   $    166,350

Stockholders' Equity:
  Preferred Stock, no par value, 1,000,000 Shares authorized; no
    shares outstanding................................................       --            --             --
  Common Stock, no par value, 20,000,000 shares authorized; 1,786,708 shares issued and outstanding 12/31/97; 2,162,264 shares issued and outstanding pro forma; 3,162,264(2) shares issued and
    outstanding pro forma as adjusted.................................  $  1,240,102  $  1,812,915   $  6,568,415

Accumulated Deficit:..................................................      (976,093)     (976,093)      (976,093)

Total Stockholders' Equity:...........................................       264,009       836,822      5,592,322

Total Capitalization:.................................................  $    652,026  $  1,003,172   $  5,758,672

------------------------

(1) Does not include (i) 533,333 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's Stock Option Plan, 423,333 of which are subject to outstanding and unexercised options having exercise price of $1.13 per share, and of which 235,000 are subject to future vesting; (ii) 357,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants having a weighted average exercise price of $1.76 per share; and (iii) 94,444 shares of Common Stock reserved for issuance upon exercise of outstanding warrants that will be exchanged for Warrants on the effectiveness of the Registration Statement. See "Management--Stock Options and Option Plans."

(2) Assumes no exercise of the Underwriters' Over-allotment Option or the Representatives' Options.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby, assuming a combined Share and Warrant Offering Price of $5.65, are estimated to be approximately $4,755,500, ($5,492,825 if the Over-allotment Option is exercised in full) after deducting the underwriting discount and offering expenses. Management anticipates that the proceeds will be applied with the following priority during the next twelve (12) month period:

DESCRIPTION OF USE                                                     AMOUNT      PERCENT
------------------------------------------------------------------  ------------  ---------

Capital Expenditures..............................................  $  2,800,000      58.9%

System Enhancements...............................................       200,000       4.2%

Working Capital (1)...............................................     1,755,500      36.9%
                                                                    ------------  ---------

                                                                    $  4,755,500     100.0%
                                                                    ------------  ---------
                                                                    ------------  ---------

------------------------

(1) The proceeds allocated to working capital will be applied, to the extent necessary, to the Company's current operations. See "Management's Discussion and Analysis." It is an inherent part of the Company's strategic plan to achieve long-term growth and profitable operations through marketing its services to additional properties and developing such properties; accordingly, a portion of such proceeds may also be used for marketing and capital expenditures.

    The amounts set forth above represent the Company's present intentions for the use of the proceeds from the Offering. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in economic conditions, the ability of the Company to obtain lease financing, unanticipated complications, delays and expenses, or problems relating to the development of additional properties. Any reallocation of the net proceeds of the Offering will be made at the discretion of the Board of Directors but will be in furtherance of the Company's strategy to achieve growth and profitable operations through the development of additional properties. The Company's working capital requirements are a function of its future sales growth and expansion, neither of which can be predicted with any reasonable degree of certainty. As a result, the Company is unable to precisely forecast the period of time for which proceeds of the Offering will meet its working capital requirements. The Company may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that the Company will be able to make such arrangements in the future should the need arise.

    Pending use of the net proceeds of the Offering, the funds will be invested temporarily in certificates of deposit, short-term government securities or similar investments. Any income from these short-term investments will be used for working capital.

                                   DIVIDENDS

    No dividends have been paid by the Company. While no decision with regard to the payment of dividends in the future has, to date, been made, the Company does not, as of the date of this Prospectus, intend to declare or pay any dividends on its outstanding shares of Common Stock in the foreseeable future. Future dividend policy is subject to the discretion of the Board of Directors, and is dependent upon a number of factors including future earnings, capital requirements and the financial condition of the Company. Although no shares of Preferred Stock have been issued, in the event such shares are issued, the rights of Common Stock stockholders to dividends shall be subject to the rights and preferences of Preferred Stock stockholders. The Company does not presently intend to issue any Preferred Stock.

                  SELECTED FINANCIAL DATA AND STATISTICAL DATA

    Set forth below is selected financial data with respect to the Company. Financial information for the years ended December 31, 1997 and 1996, is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes thereto.

                                                                                  FOR THE            FOR THE
                                                                                YEAR ENDED         YEAR ENDED
                                                                             DECEMBER 31, 1997  DECEMBER 31, 1996
                                                                             -----------------  -----------------
STATEMENTS OF OPERATIONS DATA:
  Revenues.................................................................    $     879,903      $     602,423
  Operating expenses.......................................................        1,351,524            972,767
  Operating loss...........................................................         (471,621)          (370,344)
  Other expense, net.......................................................          106,655             27,473
  Net loss.................................................................         (578,276)          (397,817)
  Basic and diluted loss per common share..................................    $        (.50)     $        (.75)
  Basic and diluted weighted average common shares.........................        1,162,397            533,309


                                                                                   AS OF DECEMBER 31, 1997
                                                                             ------------------------------------
                                                                                  ACTUAL          PRO FORMA (1)
                                                                             -----------------  -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents................................................    $     389,415      $     776,415
  Working capital..........................................................    $      59,464      $     446,464
  Property and equipment, net..............................................    $     543,053      $     543,053
  Total assets.............................................................    $   1,060,821      $   1,441,967

  Current liabilities......................................................    $     408,795      $     408,795
  Long term debt, net of current portion...................................    $     388,017      $     166,350
  Stockholders' equity.....................................................    $     264,009      $     836,822

------------------------

(1) Assuming Notes that were converted in February 1998 had been converted as of December 31, 1997; and the private placement that was completed in March 1998 had been completed as of December 31, 1997, and the net proceeds received therefrom.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

    The Company provides integrated telecommunications services to multi-family apartment and condominium complexes. The Company offers a complete package of telecommunications services including local telephone, long distance telephone, enhanced calling features, internet access and cable television. All services are installed prior to the tenant's move-in and one bill is rendered to the tenant at the end of the month incorporating all services provided. Additionally, all services are believed to be offered at or below retail market prices. The Company's first property, the 525-unit Portland Center apartments complex, went on-line in September 1994. The properties under contract as of the date of this Prospectus, consisting of 3,015 units in Portland, Oregon and 1,646 units in five other cities, represent 4,661 units. Contract terms range from five years to fifteen years.

    The Company historically provided its services in the Portland, Oregon area. As of December 31, 1997, the Company had contracts to provide services for properties in Portland, Oregon; Vancouver, Washington; Seattle, Washington; Denver, Colorado; Phoenix, Arizona and Oklahoma city, Oklahoma. The Company believes that it will be able to expand its services into the aforementioned cities as well as other areas throughout the United States.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997, COMPARED TO DECEMBER 31, 1996.

    The Company reported a net loss of $578,276 for the year ended December 31, 1997 compared to a net loss of $397,817 for the year ended December 31, 1996. The increase in net loss is attributable to the increased personnel costs, depreciation charges and interest expense associated with the Company's growth that was experienced between years.

    Revenue increased by $277,480 or 46% for the year ended December 31, 1997 compared to the prior year. The increase in revenue is attributable to the Company having eight properties operating by the end of 1997 compared to three for 1996. The increase in revenue is not proportional to the increase in properties due to the timing of when properties were brought on line during 1997.

    Operating expenses increased by $210,782 or 57% for the year ended December 31, 1997 compared to the prior year. The increase in operating expenses, which are those costs directly attributable to revenue, was due to the increase in properties between years. Operating expenses were 66% of revenue for the year ended December 31, 1997 compared to 61% for the prior year. The increase in operating expense was disproportionate to the increase in revenue due to the Company absorbing certain fixed costs associated with the new properties brought on line during 1997 without a corresponding increase in revenue.

    Selling, general and administrative expenses increased by $135,899 or 24% for the year ended December 31, 1997 compared to the prior year. The increase between years resulted from an increase in payroll and temporary staff expenses. Selling, general and administrative expenses were 80% of revenue for the year ended December 31, 1997 compared to 94% for the prior year.

    Depreciation and amortization expenses increased by $32,076 or 85% for the year ended December 31, 1997 compared to the prior year. The increase between years is due to an increase in property and equipment resulting from the increased number of properties on-line between years. Depreciation and amortization expense was 8% of revenue for the year ended December 31, 1997 compared to 6% for the prior year.

    Other expense increased by $79,182 or 288% for the year ended December 31, 1997 compared to the prior year. The increase between years resulted from an increase in interest expense, which was due to an increase in financing activities and accreted interest thereon and capital leases between years. Other expense was 12% of revenue for the year ended December 31, 1997 compared to 5% for the prior year.

    The Company has net operating loss carryforwards which are available to offset future financial reporting and taxable income. Net operating loss carryforwards for tax purposes totaled approximately $965,000 at December 31, 1997 and expire in 2011 through 2012.

    A provision of the Internal Revenue Code requires the utilization of net operating losses be limited when there is a change of more than 50% in ownership of the Company. The Company appears to have incurred an ownership change under IRC Section 382. This potential ownership change would limit the utilization of any net operating losses incurred prior to the change in ownership date. The Company intends to complete an analysis under IRC Section 382 to determine if any ownership change has occurred.

    The difference between expected tax benefit, computed by applying the federal statutory rate of 34% to loss before taxes, and the actual tax benefit of $-0- is primarily due to the increase in the valuation allowance for deferred taxes.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1997, the Company had cash and cash equivalents of $389,415 compared to $15,119 at December 31, 1996. Net cash of $536,348 was used in operating activities which approximated the Company's net loss.

    Net cash of $70,090 was used in investing activities which was comprised entirely of capital expenditures. The Company's capital expenditures consisted primarily of switches, switch line cards and computers and resulted from the Company's increased penetration rates in existing and new properties as well as the increase in personnel. The majority of switches during 1997 were acquired through capital leases and the Company is currently pursuing various leasing alternatives to finance its anticipated future capital requirements. There is no assurance that the Company will be able to obtain lease financing at rates that are acceptable to the Company or in amounts that will be sufficient to fund its requirements. Any deficiencies between the Company's leasing capabilities, if they exist at all, and the Company's capital expenditure requirements, will have to be financed through the issuance of common stock or debt.

    Net cash of $980,734 was generated from financing activities during 1997. This was the net result of the Company's issuance of stock and notes through two private placements that totaled $1,008,526 offset by principal payments under capital leases.

    The Company has generated operating cash losses from its inception. Additionally, the Company requires and will continue to require, cash to fund the net losses and capital requirements associated with the Company's rapid growth. It is management's expectation that the Company will enter at least five new markets during 1998 and additional others thereafter. The cash required to fund such activities will be substantial and beyond what the Company currently holds in cash and cash equivalents. Management believes that the Company's cash balance at December 31, 1997 is sufficient to fund the Company's activities for at least six months with limited growth. The Company is currently pursuing various financing alternatives including, but not limited to, both public and private equity and debt financings. The Company will have to raise additional capital in order to finance its current operations as well as its growth plans beyond the next six months. There can be no assurance that management will be successful in obtaining such financing.

    In February-March 1998, the Company raised $425,000 in equity through a private placement. In December 1997, the Company signed a letter of intent with an underwriter to offer shares of the Company's common stock for sale through an initial public offering. It is the Company's plan to raise between $5,100,000 and $6,200,000 million through the public offering. If successful, management believes that the cash generated from the public offering will be sufficient to meet its cash requirements for the foreseeable future.

    The Company has agreements with certain cable television operators to purchase bulk cable signals at the Companies properties. As of December 31, 1997, the Company's commitment was $27,224 per month for such services. At December 31, 1997, there were no material commitments for capital expenditures.

NEW ACCOUNTING PRONOUNCEMENTS

    SFAS 130, "Reporting Comprehensive Income," was issued in June 1997. It establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997. It establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company does not believe that adoption of either of these standards will have a significant effect on its financial statements.

                                    BUSINESS

GENERAL

    The Company is a Portland, Oregon, based telecommunications company that provides integrated telecommunications and entertainment services to multi-family apartment and condominium complexes. The Company offers a variety of services to tenants including the following:

    - Local telephone

    - Long distance telephone

    - Enhanced calling features, such as:

- Call waiting                     - Call forwarding
- Conference calling               - Distinctive ringing
- Account coding                   - Speed dialing
- Restricted access dialing        - Wake-up service
                                   - Voice mail

    - Internet access

    - Telephone calling cards

    - Cable television

    These services are all offered under the Company's service mark to tenants of apartment and condominium complexes (referred to collectively herein as apartments) which are under contract with the Company. When a new tenant at a property which has a contract with the Company signs a service agreement with the Company, the Company assigns the tenant a telephone number; and installs all of the services in the tenant's apartment prior to the time the tenant moves in. All services are installed prior to tenant move-in so the tenant does not need to arrange for multiple installations by multiple vendors. One customer service number covers all potential service and inquiry needs. One bill is rendered to the tenant at the end of the month integrating all services provided, and the tenant needs only to write one check; payment is also accepted by cash, wire transfer or credit card. In addition, all services are believed to be offered at or below retail market prices. The tenant may retain his existing telephone number if allowed by the incumbent local exchange carrier. There are no fees or interruptions of service for tenants transferring to FirstLink after receiving service from another supplier.

    The Company provides additional incentives to the property manager or owner, including the benefit of dealing with a single provider for all communication services; the ability to offer tenants a complete, integrated package of communication and entertainment services; and the ability to maintain or improve occupancy rates by attracting and retaining tenants for whom communications and entertainment services are important. The property manager or owner and leasing agents also benefit from the receipt of commissions and further incentives for successfully marketing the Company's service. The Company currently has contracts with 20 residential developments in the United States, of which 11 were on-line as of the date of this Prospectus. Contract terms range from 5 to 15 years with the average term of 6.5 years.

PROPERTY LOCATION                                          UNITS UNDER CONTRACT    UNITS ON LINE
---------------------------------------------------------  ---------------------  ---------------
Portland, OR.............................................            3,015               2,609
Seattle, WA..............................................              351              --
Denver, CO...............................................              315              --
Oklahoma City, OK........................................              273              --
Vancouver, WA............................................              440              --
Phoenix, AZ..............................................              267              --
                                                                     -----               -----
  Total..................................................            4,661               2,609

    A portion of the proceeds of the Offering, together with Company revenues, will be used by the Company to fulfill its obligations under its current contracts and to embark on an aggressive expansion program to develop significant additional customers and projects, both in Portland and other cities throughout the United States.

COMPANY SERVICES AND EXISTING CUSTOMERS

    Five main services make up the Company's integrated communications package. They include:

    - Local phone service

    - Enhanced calling features

    - Long distance phone service

    - Cable television service

    - Internet access

    The Company installs telephone switching equipment within each apartment complex. This equipment generates an internal dial tone to the apartment complex. The same hardware and software also provides enhanced calling features like call waiting, call forwarding, and voicemail service. The switching equipment located at the apartment complex is then interconnected with the local telephone company so telephone calls can be received and transmitted across the public switched telephone network, as well as the networks of other carriers.

    Long distance traffic is routed over separate dedicated lines to an interexchange carrier who provides discounted long distance telephone service to the Company and its customers. Cable television service is provided by the Company in conjunction with the local cable television franchise holder. In Portland for example, the Company has an agreement with TCI Cablevision of Oregon, Inc. and Paragon Cable, a division of Time Warner. The Company purchases cable service at a discount and applies a markup to cover additional costs and contribution to profit and then resells the service to tenants at a discount from retail rates. Internet access is provided by routing traffic through the Company's switches to an independent internet service provider.

    From the customer's perspective all of these services are provided through the Company. The Company handles the sales, installation, customer care, and billing of all services, thereby delivering a one-stop approach to customer satisfaction.

    The tenant is offered discounts as an enticement to take service from the Company. Installation costs are waived when a customer transfers service to FirstLink from another provider and the transfer is accomplished without inconvenience to the tenant. The tenant has the option of keeping his existing phone number. The Company guarantees its service: if the tenant is unhappy for any reason, the Company will reconnect the tenant to the carrier of his choice. The apartment leasing agent or condominium sales agent presents the Company service agreement to the new tenant at the same time final apartment leasing documents are executed.

    The Company is positioned as a communications integrator and one-stop shop for communications services, so that it can maximize its offerings to the consumer. The Company will seek to provide other services to its customers, such as video on demand, cellular telephone, paging, video conferencing, and others. It is also working directly with local franchised cable companies to offer the broadest possible range of cable television services. Many of its competitors, build stand-alone and limited capacity satellite television systems that provide reduced offerings to the consumer. The Company views its business as service driven with customer satisfaction its number one priority.

    In return for marketing assistance and access to their buildings and tenants, the Company pays apartment owners a share of revenue based on services used by each subscribing tenant. This revenue sharing can have a significant impact not only on the revenue stream from an apartment complex but also through enhanced capital appreciation for the property, which this additional revenue represents. In addition, apartments are typically rented based on the amenity package provided to prospective tenants. The Company's integrated communication services give a potential competitive advantage to an apartment owner.

    The Company provides the apartment tenant numerous benefits: cost savings compared to the traditional providers of communications service; a convenient means of subscribing to communications services; a single, integrated bill for all communications services; instant connection to cable television, local phone service, long distance telephone service and internet access; and simple and competitively priced choices for long distance telephone service.

    While communications markets remain regulated, limiting competition on the national level, many states are today licensing Shared Tenant Services (STS), known in the industry as Residential Multi-Tenant Services (RMTS). The providers of RMTS, like the Company, are allowed to purchase dial tone from the local telephone company on a wholesale basis and resell the dial tone to the tenant from common telecommunications facilities. Other services are added to the package such as long distance and cable television. The potential customers of this service include residents within existing apartment complexes, new multi-unit developments under construction, condominiums, and other multi-dwelling units with telecommunications needs such as hospitals, nursing homes, college campuses, etc. Large apartment complexes served by on-site telecommunications equipment offer efficient use of capital.

MARKETING STRATEGY

    The Company currently targets apartment complexes with 200 or more tenants. In the Portland metropolitan area, for example, the Company estimates that there are more than 39,000 units in existing apartment complexes of 200 units or more. This does not include condominiums and new apartment construction. The selling cycle for the Company's service includes proposal presentation, contract negotiations and service implementation, a cycle that can require more than six months to complete. In addition to the 4,661 units currently under contract, the Company has contracts under review by other properties representing approximately 7,997 units and proposals outstanding to properties totaling an additional 5,199 units. No assurance can be given that those contracts with additional properties will be entered. The Company has entered into contracts outside the Portland area for properties in Seattle and Vancouver, Washington; Denver, Colorado; Phoenix, Arizona; and Oklahoma City, Oklahoma.

    The Company believes that there are few barriers to expanding the business on a national basis. Unlike cable television networks or telephone networks, the RMTS business does not require an investment in transport infrastructure like fiber optic cable or telephone lines. Instead, it relies on purchasing that capacity from third parties. The only significant capital expense is the installation of telephone switching equipment in the various apartment complexes; and this is done on a stand-alone basis. Because of this flexibility, the Company has no ties to existing technology or infrastructure. Therefore, with a successful engineering, marketing, and customer service formula, expansion into other markets is simplified.

    Securing new apartment contracts is the key to the Company's growth. Both new apartment construction and existing apartment complexes will be targeted. The Company will seek to secure new contracts through:

    - One-on-one contacts

    - Real Estate Investment Trusts (REITs)

    - Associations

    - Property management organizations

    - Asset owners

    The Company will also add appropriate new telecommunications services and enhancements to customer offerings.

    The Company believes that adequate back office support systems are in place for its present level of business. However, it will need to implement additional systems to manage its planned growth, including effective cost accounting, technical support, credit and collections, and customer service, supported by a subscriber management and billing system. Part of the proceeds from the Offering will be used to establish such systems. See "Use of Proceeds."

MARKET

    The United States telecommunications industry is large and robust. The cable television industry's annual revenues exceed $28 billion. Local and long distance telephone traffic generates $182 billion per year. Since the break-up of AT&T in 1984, many new businesses have developed, including cellular telephone, alternative long distance, and competitive access providers. These businesses and others have created dramatic growth in telecommunications.

MANAGEMENT INFORMATION SYSTEMS

    Providing accurate and customized billing for customers is an integral component of the Company's business. The Company's management information systems ("MIS") processes calls for the services the Company provides and combines this information with other recurring and nonrecurring customer charges to produce monthly invoices. Customers are quoted a monthly charge for basic telephone and cable service. In addition, customers are charged for special services and usage, including third-party billing calls, local message units (where applicable), directory assistance, and long-distance at a discount from the standard rates charged by long-distance providers; and for premium cable channels.

    Enhancements to the MIS systems will also track installations and customer requests from initial request to final collection. Each customer request will be entered into the job order system to monitor the progress of the work as well as keep track of the time and material requisitioned for the job.

    Once the Company's MIS systems are completed, they will be able to be expanded with minimal incremental cost to accommodate substantially more volume. Such systems may feature backup processors and short-time response maintenance agreements and are designed to respond to customer needs as well as support the Company's operations.

COMPETITION

    The Company believes that competition in its markets will come from smaller companies as well as large telephone companies. Corporate cultures of the various competing entities such as phone and cable companies differ greatly from one another. Cable companies tend to be more entrepreneurial and telephone companies tend toward a monopoly mentality. As a result, it has been difficult for these large organizations to work together to actually realize the economies of scale which a converged industry represents. At the same time, the telecommunications industry remains highly regulated and although there are attempts being made to open telecommunications markets, incumbent monopolies still control the local exchange marketplace and can afford protracted litigation to delay new entrants to the marketplace. The Company will attempt to establish relationships with large apartment owners who influence the telecommunications options of the building they own. There can be no assurance that other companies who may offer services like those offered by the Company will not be able to effectively compete with the Company in its existing or proposed markets.

    Other companies currently provide cable and telephone services to residential complexes, including ICS Communications, Inc. (ICS) and GE Capital-Rescom, L.P. ("Rescom"). The Company's principal competitors in the future will include companies that provide shared tenant services to office holdings, who have a significant infrastructure in place in cities to which the Company plans to expand. For example, Shared Technologies Fairchild Communications Corp ("STF") has an agreement with ICS Rescom, L.P., to manage certain aspects of its business.

KEY SUPPLIERS

    The Company currently leases transmission facilities from U S West Communications, Inc. ("USWC"), LDDS Worldcom and Frontier Communications. Cable television signal is acquired by the Company from TCI Cablevision and Paragon Cable, a Time Warner company. Switching hardware used by the Company is manufactured by Cortelco, formerly ITT Solid State, and Digital Telecommunications Inc. The Company believes that alternative sources are available for all critical equipment and services that it utilizes from the above suppliers, and that such equipment and services can be obtained at prices comparable to those the Company is presently paying.

GOVERNMENT REGULATION

    The Company is subject to regulation under both state and federal telecommunications laws. On the state level, rules and policies are set by each state's Public Utility Commission or Public Service Commission ("PUC" or "PSC"). On a federal level, the Federal Communications Commission ("FCC"), among other agencies, dictates the rules and policies which govern interstate communications providers. The FCC is also the main agency in charge of creating rules and regulations to implement the recently enacted Telecommunications Act of 1996 ("the Act"), although currently the Bell Operating Companies (BOCs) have asked the judiciary to review and overrule the FCC and its regulations.

    Nevertheless, the Act was enacted in the first quarter of 1996 with its primary goal being to create a "competitive telecommunications marketplace." To achieve that goal, the Act sets out a checklist of requirements that BOCs, other local exchange carriers and long distance carriers must meet before they may begin to compete in new telecommunications-based businesses. For example, the Act opens a regulatory door for BOCs to enter the long-distance services market, a door that has been closed for almost fourteen years since the Modified Final Judgment or "Consent Decree" that broke up the old AT&T/Bell system. The Act also allows long-distance carriers to enter the local exchange service business, a monopoly held by the AT&T/Bell system since the turn of the Century. Equally important, the Act opens new venues to alternative providers of video services, thereby allowing more than the one-to-a-city cable franchisee to provide visual entertainment and information products.

    The FCC published a majority of the rules and regulations that add detail to the Act, thereby giving to state PUCs/PSCs explicit directions and authority to oversee, among others, such processes as 1) the way long-distance and local-service providers "interconnect" their infrastructures and technologies;
2) the methods by which BOCs may determine their costs and revenue requirements and pricing and rates for service; 3) how and how much non-facilities based resellers will pay "wholesale" for retail service offerings; and 4) the degree to which new entrants and incumbent carriers can agree as to terms, conditions, and technical specifications for interconnection through negotiations and arbitration.

    Proceedings at state PUC's and PSC's continue, despite the BOCs court appeals and the temporary stay of much of the FCC rules. In Oregon, for instance, the OPUC regulates the standards, rates and terms of services offered by Local Exchange Companies ("LECs") such as USWC, GTE and other telecommunications carriers. Companies such as FirstLink are regulated and certificated by the OPUC also. As a STS provider, FirstLink must operate according to specific statutes and OPUC rules. In addition, FirstLink has received authorization as an Alternative Local Exchange Carrier ("ALEC") in Oregon. Applications are pending in Colorado and Washington. As an ALEC, the Company will be able to provide local dialtone services outside the apartment locations for which it is currently authorized, and compete with the LECs such as USWC and GTE. At that time, FirstLink will have to comply with the OPUC rules and regulations governing ALEC operations, service standards and state surcharges and subsidies, as well as state policies affecting technical interconnection with the public switched telephone network, for its services provided as an ALEC.

    In seeking the above-referenced state certifications, however, the Company faces a limited risk of agency and court challenges by future competitors such as USWC. Such challenges, though unlikely, could occur before state regulatory agencies and courts in 1998.

    While most of the services provided now and in the future by FirstLink are considered "competitive" and "unregulated," no predictions or assurances can be given as to the effect of federal and state laws and regulations on the Company's business.

PROPERTIES

    The Company has applied to the United States Patent and Trademark office for Lanham Act Principal Register service mark protection on the Company's service mark "FirstLink." This service mark has been used in interstate commerce by the Company or its predecessors continuously since 1994 and, in the Company's opinion, has developed recognition in the Company's industry. The Company intends to develop and aggressively protect its service mark and to develop other service marks used in connection with its business.

    The Company leases 2,100 square feet of office space at 190 SW Harrison in Portland, Oregon, on a five-year lease expiring on October 31, 2001. It is expected that additional space will be necessary to meet the Company's needs during the period of the lease. The Company also maintains leased equipment, including switching equipment, at various locations to provide local dial tone for its customers.

EMPLOYEES

    The Company employs 18 persons on a full-time basis in its Portland offices. Of these employees, seven are administrative or management and eleven are in the areas of customer service, billing and operations. The Company believes its relationship with its employees to be good and none of the employees are union members. All of the Company's employees are at will.

LEGAL PROCEEDINGS

    In April 1997, LDDS World Comm (LDDS) filed a lawsuit against the Company seeking payment of $190,000 plus attorney fees for goods and services provided to the Company. The Company contends it was overcharged by LDDS pursuant to the terms of its agreement and the actual amount owed is approximately $126,000. The Company has provided LDDS with supporting documentation for the actual amount owed and has offered a settlement proposal. A trial date has been set for April 1998. Management believes that the outcome will not have a material adverse affect on the Company's financial position, results of operations or liquidity.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The directors and executive officers of the Company, and their ages as of the date of this Prospectus, are as follows:

NAME                                  AGE                               POSITION
--------------------------------      ---      ----------------------------------------------------------
A. Roger Pease..................          51   Chairman of the Board, President, Chief Executive Officer
Thomas E. McChesney (1).........          50   Director
Robert F. Olsen (1).............          49   Director
Jeffrey S. Sperber..............          33   Chief Financial Officer
James F. Twaddell (1)...........          58   Director

------------------------

(1) Independent directors. The Company will maintain at least two (2) independent directors on its board of directors.

    A. ROGER PEASE was appointed President and Chief Executive Officer of the Company in January 1996. From June 1994, Mr. Pease served as Chief Executive Officer, President or Manager of the Company's predecessors. Previously, Mr. Pease was President and Chief Executive Officer of Payline Systems, Inc. since 1987. From 1983 to 1987, he was employed by Lattice Semiconductor Corporation ("Lattice") as Vice President of Finance, Vice President of Strategic Planning and Administration, and as a consultant. From 1979 to 1983, Mr. Pease was a Partner with the Portland office of the accounting firm of Touche, Ross & Co., where he served as Director of Management Consulting Operations. Mr. Pease, a certified public accountant, holds a Masters of Business Administration degree from Northwestern University (1970), and a Bachelor of Arts degree in Finance from the University of Illinois (1968).

    THOMAS E. MCCHESNEY was appointed a director in January 1996. He is a registered representative of Blackwell Donaldson & Co., a securities broker-dealer. From January 1996, to October 1996 Mr. McChesney was associated with Bathgate McColley Capital Group, LLC. Previously, Mr. McChesney was an officer and director of Paulson Investment Co. and Paulson Capital Corporation from March 1977 to June 1995. Mr. McChesney also serves on the boards of Labor Ready, Inc. and THISoftware, Inc.

    ROBERT F. OLSEN was appointed as a director in January 1996. Mr. Olsen previously served as Director of Payline Systems from May 1992 until May 1995. Mr. Olsen is the Chairman and Chief Executive Officer of J. R. Roberts Corp., which he co-founded in 1980. J. R. Roberts Corp. is the largest construction company in Sacramento, California, specializing in commercial, industrial and multi-family housing projects. JR Roberts has offices in Sacramento, Seattle, Portland, and Orange County. Mr. Olsen resides in California. From 1971 to 1980, he served as Manager of Marketing and Director of East Coast Construction and Special Projects for Continental Heller, a large national construction company based in California. Mr. Olsen holds two degrees from Oregon State University: a Bachelor of Science degree in Civil Engineering and a Bachelor of Arts degree in Business Administration (1971).

    JEFFREY S. SPERBER was appointed chief financial officer in October, 1997. From August 1995 to September 1997 Mr. Sperber was the Controller of TCI Wireline, Inc., a business unit of Tele-Communication, Inc., engaged in providing local telephone service. From August 1991 to August 1995 he was employed by Concord Services, Inc., a privately held international conglomerate based in Denver, Colorado, where he was responsible for the accounting and finance of both public and privately held entities, most recently, as Chief Financial Officer of its manufacturing and processing business unit. From September 1986 to August 1991 he was employed by Arthur Andersen and Co. in Denver, Colorado, as a senior auditor.

    JAMES F. TWADDELL was elected a director of the Company in February 1998. He is a member of the investment banking group of Schnieder Securities, Inc., located in Providence, Rhode Island. From 1974 through 1995, Mr. Twaddell served as Chairman of Barclay Investments, Inc., a member firm of the National Association of Securities Dealers, Inc. (the "NASD"). Mr. Twaddell also served as Chairman of Regional Investment Brokers, Inc., a 125-member cooperative association of regional investment bankers and broker/dealers conducting business throughout the United States. For the 1993-1995 term, he was elected to serve on both the NASD District 11 Committee and the District Business Conduct Committee. He has served as Chairman of the Board of First Mutual Fund, a 30-year old publicly-traded mutual fund, since 1979. He has also served as a Trust Manager of Grove Property Trust, a public real estate investment trust that is engaged in the acquisition, repositioning, management and operation of mid-priced multifamily communities in the Northeastern United States, since 1994. Mr. Twaddell received his B.A. from Brown University in 1961.

    There are no family relationships among Directors or persons nominated or chosen by the Company to become a Director, nor any arrangements or understandings between any Director and any other person pursuant to which any Director was elected as such. Each Director is elected to serve for a term of one (1) year until the next annual meeting of stockholders or until a successor is duly elected and qualified. The present term of office of each Director will expire at the next annual meeting of stockholders.

    The executive officers of the Company are elected annually at the first meeting of the Company's Board of Directors held after each annual meeting of stockholders. Each executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by the Company's By-Laws.

    During fiscal 1997 and 1996, the Company did not have standing Audit or Compensation Committees of the Board of Directors. The Company formed an Audit Committee, to be chaired by Mr. McChesney, and a Compensation Committee to be chaired by Mr. Olsen, in February 1998. Those committees will consist of three members each, including two outside directors. Additional members of the committees will be appointed prior to the effectiveness of the Registration Statement. No member of those committees will receive any additional compensation for his service as a member of that Committee. The Audit Committee will be responsible for providing assurance that financial disclosures made by management of the Company reasonably portray the Company's financial condition, results of operations, plan and long-term commitments. To accomplish this, the Audit Committee will oversee the external audit coverage, including the annual nomination of the independent public accountants, review accounting policies and policy decisions, review the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by Management, review with Management the Management's Discussion and Analysis section of the Annual Report, review the letter of Management representations given to the independent public accountants, meet privately with the independent public accountants to discuss all pertinent matters, and report regularly to the Board of Directors regarding its activities.

DIRECTOR COMPENSATION

    Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. Directors who are not executive officers of the Company are paid a $500 fee for each board meeting they attend. In addition, outside Directors are entitled to be reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as Directors of the Company.

    In February 1997 the Board of Directors adopted the 1997 Restated Combined Incentive Stock Option and Nonqualified Stock Option Plan (the "Plan") which provides for granting options to key employees, officers, and directors of the Company, and reserved 533,333 shares of Common Stock to be issued under the Plan. The Company granted a total of 213,333 options to directors under this plan in 1997. See "--Stock Options and Option Plans."

EXECUTIVE COMPENSATION

    The following table and discussion set forth information with respect to all compensation earned by or paid to the Company's Chief Executive Officer ("CEO"), its most highly compensated executive officer, for all services rendered in all capacities to the Company for each of the Company's last three fiscal years; provided, however, that no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

                                    TABLE 1
                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                                                                   COMPENSATION AWARDS
                                                        ANNUAL COMPENSATION                        -------------------
                                                    ----------------------------                      OTHER ANNUAL
NAME AND PRINCIPAL POSITION                          FISCAL YEAR    SALARY ($)       BONUS ($)     COMPENSATION(1)($)
--------------------------------------------------  -------------  -------------  ---------------  -------------------
A. Roger Pease President & CEO....................         1997            -0-             -0-             96,000
                                                           1996            -0-             -0-             96,000


                                                     SECURITIES
                                                     UNDERLYING
NAME AND PRINCIPAL POSITION                         OPTIONS/SARS
--------------------------------------------------  -------------
A. Roger Pease President & CEO....................      160,000
                                                         --

------------------------

(1) Amounts paid pursuant to a management agreement.

STOCK INCENTIVE PLAN

    During fiscal 1997, the Company adopted the Plan. Pursuant to the Plan, stock options granted to eligible participants take the form of Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue code of 1986, as amended (the "Code") or options which do not qualify as ISO's (Non-Qualified Stock Options or "NQSO's). As required by Section 422 of the Code, the aggregate fair market value of the Company's Common Stock with respect to its ISO's granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSO's. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of the Company's Common Stock on the date of grant. The exercise price of an NQSO may be set by the administrator. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either the Board of Directors (provided that a majority of directors are "disinterested") can administer the Plan, or the Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 533,333 shares of the Company's Common stock is reserved for issuance under the Plan. The Company received stockholder approval of the Plan in a meeting of stockholders held on February 24, 1998, and accordingly, can issue ISO's from such date forward.

    At December 31, 1997, the Company had granted a total of 416,667 Options under the Plan consisting entirely of Non-Qualified Stock Options (NQSO's), as the Board of Directors had the authority to issue such options, exercisable at $1.13 per share. All options have been issued with exercise prices at or above market value on the date of issuance. All of the options provide that 25% of the options issued vest on the date of grant; and 25% each vest one year, two years, and three years after the date of grant.

    The following tables set forth certain information as of December 31, 1997, and for the fiscal year then ended concerning non-qualified stock options granted to and exercised by the named executive officer and the fiscal year-end value of unexercised options on an aggregated basis:

                         OPTIONS/GRANTS IN FISCAL 1997

                            NUMBER OF         % OF TOTAL
                           SECURITIES      OPTIONS/GRANTS TO
                           UNDERLYING        EMPLOYEES IN
NAME                    OPTIONS/GRANTS(#)     FISCAL YEAR       EXERCISE PRICE ($/SH)    EXPIRATION DATE
----------------------  -----------------  -----------------  -------------------------  ----------------
A. Roger Pease........        160,000              38.4%              $    1.13             February 2007

                                    TABLE 3
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                          SHARES                       NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                       ACQUIRED ON        VALUE           OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
NAME                                   EXERCISE(#)   REALIZED(1)($)          FY-END(#)              AT FY-END($)(2)
-------------------------------------  ------------  ---------------  -----------------------  -------------------------
A. Roger Pease.......................       --             --           Exercisable-80,000        Exercisable-$90,000
                                            --             --          Unexercisable-80,000      Unexercisable-$90,000

------------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the Common Stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The fair market value of the securities underlying the options, based on the last price Common Stock was sold by the Company privately, was $2.25 per share.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

    The Company has adopted provisions in its Articles of Incorporation and Bylaws that limit the liability of its directors to the fullest extent permitted by the Oregon Business Corporation Act (the "OBCA"). Under the Company's Articles and Bylaws, as permitted by the OBCA, no director is liable to the Company or its Stockholders for monetary damages for his conduct as a director of the Company. Such limitation of liability does not affect a director's liability for (a) a breach of the director's duty of loyalty to the Company or its stockholders; (b) any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; or (c) any unlawful distribution, or a transaction from which the director receives an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Articles of Incorporation permit and its Bylaws require the Company to indemnify officers and directors to the fullest extent permitted by the OBCA. These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in the right of the Company.

    The effect of this provision in the Company's Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholder's derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (c) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The ByLaws provide that if Oregon law is amended, in the case of alleged occurrences of actions or omissions preceding any such amendment, the amended indemnification provisions shall apply only to the extent that the amendment permits the Company to provide broader indemnification rights than the OBCA permitted the Company to provide prior to such amendment.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                       SECURITIES OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 25, 1998, and as adjusted to reflect the sale of the Securities offered hereby, by (i) each person who owns beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers as a group. Each named beneficial owner has sole voting and investment power with respect to the Shares held, unless otherwise stated.

                                                                        PERCENTAGE OF SHARES
                                                                       BENEFICIALLY OWNED(2)
                                                NUMBER OF SHARES   ------------------------------
                                                  BENEFICIALLY        PRIOR TO          AFTER
NAME AND ADDRESS OF OWNER                           OWNED(1)          OFFERING        OFFERING
----------------------------------------------  -----------------  ---------------  -------------

A. Roger Pease(3) ............................        186,667              8.3%            5.8%
190 SW Harrison
Portland, OR 97201

Robert F. Olsen(4) ...........................        118,679               5.5            3.7%
7745 Greenback Lane
Citrus Heights, CA 95610

Jeffrey S. Sperber(5) ........................         16,667              < 1%            < 1%
190 SW Harrison
Portland, OR 97201

Steven M. Bathgate(6)(7) .....................        376,626             16.7%           11.5%
5350 S. Roslyn Way, #380
Englewood, CO 80111

Thomas E. McChesney(8) .......................        128,617              5.8%            4.0%
200 SW Market Street
Portland, OR 97201

Eugene C. McColley(6)(9) .....................        324,126             14.5%           10.0%
5350 S. Roslyn Way, #380
Englewood, CO 80111

ProFutures Bridge Fund, LP(10) ...............        212,800              9.6%            6.6%
5350 S. Roslyn Street, Suite 350
Englewood, CO 80111

James Edward McDonald(11) ....................        121,499              5.6%            3.8%
6044 E. Briarwood Drive
Englewood, CO 80112

Virginia S. McDonald(11) .....................        121,499              5.6%            3.8%
6044 E. Briarwood Drive
Englewood, CO 80112

Caribou Bridge Fund, LLC(12) .................        167,165              7.7%            5.3%
5350 S. Roslyn Street, Suite 380
Englewood, CO 80112

All Executive Officers and Directors as a
Group (5 persons).............................        450,630             19.4%           13.6%

------------------------

(1) Except as set forth in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares. Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire then as of the date of this Prospectus, or within sixty (60) days of such date, all treated as outstanding when determining the percent of the class owned by such person and when determining the percent owned by a group.

(2) Applicable percentage is based on 2,162,264 shares of Common Stock outstanding on March 25, 1998 and 3,162,264 shares outstanding after the completion of the Offering.

(3) 103,333 shares are owned by Mr. Pease in his individual retirement account. Also includes 3,333 shares owned by Mr. Pease's wife, of which he disclaims beneficial ownership; and presently exercisable stock options by Mr. Pease to purchase 80,000 shares at $1.13 per share.

(4) Includes 96,653 Shares beneficially owned by JR Roberts Corporation; and Options exercisable to purchase 13,333 shares at $1.13 per share.

(5) Consists of presently exercisable options to purchase shares.

(6) Includes 167,165 shares and warrants to purchase 14,445 shares owned by Caribou Bridge Fund, LLC. Messrs. Bathgate and McColley own the Administrator of Caribou. They disclaim beneficial ownership of such shares. Also includes 25,272 shares and 4,445 shares underlying presently exercisable warrants owned by Kiawah Capital Partners, an entity that Messrs. Bathgate and McColley own equally. Fifty percent of those shares and warrants are attributed to each Mr. Bathgate and Mr. McColley.

(7) Includes 18,667 shares owned by Bathgate Family Partnership II, of which Mr. Bathgate is a general partner.

(8) Includes 5,833 shares and 4,375 shares of Common Stock underlying presently exercisable warrants owned by Elizabeth McChesney, Mr. McChesney's wife of which he disclaims beneficial ownership. Also includes 30,802 shares and 16,667 shares underlying presently exercisable warrants and vested options, respectively.

(9) Includes 48,000 shares underlying presently exercisable warrants.

(10) Includes 53,333 shares of Common Stock underlying presently exercisable warrants.

(11) Of the shares listed as being beneficially owned by James E. McDonald and Virginia S. McDonald, 68,165 shares (including 7,778 shares underlying presently exercisable warrants) are owned by James E. McDonald, Trustee for the James E. McDonald Revocable Trust; and 53,333 shares (including 6,667 shares underlying presently exercisable warrants) are owned by Virginia S. McDonald, Trustee for the Virginia S. McDonald Revocable Trust. Mr. and Mrs. McDonald are husband and wife. They each disclaim beneficial ownership of shares owned by their spouse's trust.

(12) Includes 14,445 shares underlying presently exercisable warrants.

                              CERTAIN TRANSACTIONS

    In April 1994, Payline Systems, Inc. ("Payline") a publicly traded corporation, entered into a five-year contract with Pacific Union Property Services, the management company for Portland Center Apartments, to provide telecommunications services to the tenants of the Portland Center Apartments. Shortly thereafter, Payline formed FirstLink Communications, L.L.C. ("FLC"), and assigned that contract to FLC. In January 1995, FLC signed a seven-year contract with RiverPlace II Joint Venture to provide services to the tenants of RiverPlace. Subsequently, FLC borrowed a total of $250,000 from three investors, including JR Roberts Corporation and Thair Q. Schneiter, a director and major stockholders of the Company. The investors obtained as collateral for the loan a security interest in all assets of FLC, including the two contracts and certain equipment. In May 1995, the investors foreclosed on their notes, which were in default, and obtained the assets of FLC. They assigned the assets to a newly formed limited liability company, FirstLink Tenant Services, L.L.C. On January 1, 1996, the Company acquired substantially all of the assets of FTS, in exchange for 133,333 shares of Common Stock. The acquisition of these net assets was accounted for using the purchase method of accounting. As the Company and FTS were entities under common control, the assets and liabilities of FTS were recorded by the Company using the carryover basis in such assets and liabilities of $82,790.

                           DESCRIPTION OF SECURITIES

    The Company's Articles of Incorporation authorize the issuance of up to 20,000,000 Shares of Common Stock and 1,000,000 Shares of Preferred Stock ("Preferred Stock").

COMMON STOCK

    Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payments of liabilities, in each case subject to any preferential rights granted to any series of Preferred Stock that may then be outstanding. The Common Stock does not have any preemptive rights or redemption, conversion or sinking fund provisions. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares voting can elect all directors.

PREFERRED STOCK

    The Articles of Incorporation authorize 1,000,000 Shares of Preferred Stock and permit the Board of Directors, without further stockholder authorization, to issue Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences, conversion rights, voting rights, redemption rights and rights on liquidation, including preferences over Common Stock. The issuance of any series of Preferred Stock under certain circumstances could adversely affect the rights of the holders of Common Stock. No Preferred Stock is outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    Two Warrants will entitle the holder to purchase one share of Common Stock at a price of $ during the three-year period commencing on the date of this Prospectus. The Warrants will be redeemable upon forty-five (45) days prior written notice at a redemption price of $.05 per Warrant if (a) the closing high bid price of the Common Stock has exceeded $ (150% of the exercise price of the Warrants) for at least 20 of the 30 trading days immediately preceding the date of mailing of the notice of redemption, and (b) the Company has in effect a current registration statement with the Commission registering the Common Stock issuable upon exercise of the Warrants. The Warrants will contain anti-dilution provisions for stock splits, recombinations, and reorganizations.

STATE LEGISLATION

    When and if the Company has 100 or more stockholders, the Company will become subject to the Oregon Control Share Act (the "Control Share Act"). As of December 31, 1997, the Company had 73 stockholders. The Control Share Act generally provides that a person (the "Acquirer") who acquires voting stock of an Oregon corporation in a transaction which results in the Acquirer holding more than each of 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("Control Shares") unless voting rights are accorded to the Control Shares by (i) a majority of each voting group entitled to vote and (ii) the holders of a majority of the outstanding voting shares, excluding the Control Shares held by the Acquirer and shares held by the corporation's officers and inside directors. The term "Acquirer" is broadly defined to include persons acting as a group.

    The Acquirer may, but is not required to, submit to the corporation an "Acquiring Person Statement" setting forth certain information about the Acquirer and its plans with respect to the corporation. The Acquiring Person Statement may also request that the corporation call a special meeting of stockholders to determine whether the voting rights will be restored to the Control Shares. If the Acquirer does not request a special meeting of stockholders, the issue of voting rights of Control Shares will be considered at the next annual or special meeting of stockholders. If the Acquirer's Control Shares are accorded voting rights and represent a majority or more of all voting power, Stockholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquirer for the Control Shares.

TRANSFER AND WARRANT AGENT

    American Securities Transfer & Trust, Incorporated, 1825 Lawrence Street, Denver, Colorado 80202 will be the transfer agent for the Common Stock and the Warrant Agent for the Warrants.

REGISTRATION RIGHTS

    The Company is a party to a Registration Rights Agreement pursuant to which it granted to certain former holders of Convertible Promissory Notes (all of whom have converted the Notes to Common Stock), and Common Stock, and Warrants certain rights with respect to registration under the Securities Act of 935,556 shares of Common Stock and 188,889 warrants held by such holders, the "Registrable Securities"). Under the Registration Rights Agreement, if the Company files a registration statement under the Securities Act, the holders of Registrable Securities may require the Company, subject to certain limitations, to include all or any portion of their Registrable Securities in such registration at the Company expense. The Company is registering the Registrable Securities in the Registration Statement of which this Prospectus is a part.

SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no public market for the Common Stock or the warrants. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

    Upon completion of the Offering, the Company will have 3,162,264 shares of Common Stock outstanding. Of these shares, 1,935,556 shares registered in the Registration Statement for this Offering and the concurrent Offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by affiliates of the Company, which will be subject to certain resale limitations of Rule 144 promulgated under the Securities Act. The remaining 1,226,708 shares and all of the shares of Common Stock issuable upon exercise of outstanding options are "restricted securities" as defined in Rule
144. Of this amount, as of March 25, 1998, approximately 1,209,756 shares of Common Stock held by current stockholders will be eligible for sale in the public market pursuant to Rule 144 90 days after the date of this Prospectus. All officers and directors of the Company and certain stockholders of the Company have agreed with the Representative of the Underwriters not to sell, transfer, assign, or make any other disposition of any shares owned by them for a period of nine months after the date of this Prospectus without the prior written consent of the Representative.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. In general, shares issued in compliance with Rule 701 promulgated under the 1933 Act may be sold by non-affiliates subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. Affiliates may sell such shares in compliance with Rule 144, other than the holding period requirement. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

    Further, upon completion of the Offering, there will be outstanding Warrants exercisable to purchase an additional 500,000 shares of Common Stock, assuming no exercise of the Over-allotment Option. All shares of Common Stock issuable upon exercise of the Warrants will be free trading and immediately eligible for sale upon issuance.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below (the "Underwriters") have severally agreed, through Kashner Davidson Securities Corporation as the Representative of the Underwriters, to purchase from the Company on a firm commitment basis, the aggregate number of Shares and Warrants set forth opposite their names below:

                                                                                       NUMBER OF SHARES
UNDERWRITERS                                                                             AND WARRANTS
-------------------------------------------------------------------------------------  -----------------
Kashner Davidson Securities Corporation..............................................

                                                                                       -----------------
  Total..............................................................................       1,000,000

    The Securities are being offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part and subject to approval of certain legal matters by counsel and to various conditions. The nature of the Underwriters' obligation is such that they must purchase all of the Securities offered hereby if any are purchased.

    The Company has granted the Underwriters two options for 45 days from the date of this Prospectus to purchase up to an additional 150,000 Shares and/or 150,000 Warrants at the initial public offering prices less the underwriting
discount of $      per Share and $    per Warrant. The Underwriters may exercise
such option only for the purpose of covering any over-allotments in the sale of the Securities being offered.

    The Underwriters have advised the Company that they propose to offer the 1,000,000 Shares and 1,000,000 Warrants directly to the public at the public offering prices set forth on the cover page of this Prospectus and to selected
dealers at that price, less a concession of not more than $    per Share and
$    per Warrant. After the initial offering of the Securities, the public offering price and other offering terms may be changed by the Underwriters. The Underwriters have advised the Company that they will not make sales of the Securities offered in this Prospectus to accounts over which they exercise discretionary authority without specific authorization.

    The Company will pay the Representative a non-accountable expense allowance from offering proceeds, including proceeds from the over-allotment options to the extent exercised. The expense allowance will be 3% of the gross proceeds sold in the Offering. The Representative's expenses in excess of the non-accountable expense allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative. The Company has advanced the Representative $25,000 of such expense allowance.

    The Company will bear all costs and expenses incident to the issuance, offer, sale and delivery of the Securities. The Underwriters have agreed to pay all fees and expenses of any legal counsel whom it may employ to represent it separately in connection with or on account of the proposed offering by the Company, mailing, telephone, travel and clerical costs and all other office costs incurred or to be incurred by the Underwriters or by their representatives in connection with the Offering.

    The Company, its directors, officers, and certain other stockholders have agreed not to issue, offer, sell, transfer, assign, hypothecate or otherwise dispose of any securities of the Company for 180 days from the date of this Prospectus without the prior written consent of the Representative.

    Until the distribution of the Securities is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the Underwriters create a short position in the Securities in connection with the Offering, i.e., if they sell more Securities than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Securities in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the Over-allotment Option described above.

    The Underwriters may also impose a penalty bid on selling group members. This means that if the Underwriters purchase Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Securities, it may reclaim the amount of the selling concession from the selling group members who sold those securities as part of the Offering.

    In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it was to discourage resales of the security. Neither the Company nor the Underwriters make any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions, once commenced, will not be discontinued without notice.

    Prior to the Offering, there has been no public market for the Common Stock or Warrants. Accordingly, the public offering prices of the Shares and Warrants and the exercise price of the Warrants were determined by negotiations between the Representative and the Company. Among the factors considered in determining the public offering prices and the Warrant exercise price were the prospects for the Company, an assessment of the industry in which the Company operates, the assessment of management, the number of Securities offered, the price that purchasers of such Securities might be expected to pay given the nature of the Company, and the general condition of the securities markets at the time of the Offering. Accordingly, the offering prices set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Company or the Common Stock or Warrants.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act, and, if such indemnifications are unavailable or insufficient, the Company and the Underwriters have agreed to damage contribution agreements between them based upon relative benefits received from the Offering and relative fault resulting in such damages. The Company also has agreed with the Underwriters that the Company will file and cause to become effective a registration statement pursuant to Section 12(g) of the Securities Exchange Act of 1934 no later than the date of this Prospectus.

    The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company and the Commission. See "Additional Information."

REPRESENTATIVE'S SECURITIES

    Upon completion of the Offering, the Company will sell to the Representative for $100 Warrants to purchase up to 100,000 shares of Common Stock and 100,000 Warrants (the "Representative's Warrants").

The Representative's Warrants will be exercisable commencing one year after the date of this Prospectus at a price equal to 120% of the public offering price,
or $    per Share and $    per Warrant, assuming an Offering Price of $    per
Share and $    per Warrant. Thereafter, for a period of four years, the
securities underlying the Representative's Warrants will be identical to the securities sold in the Offering. The exercise price for the Representative's Warrants is payable in cash or through the surrender of Common Stock or Warrants having a value equal to the difference between the exercise price and the average of the current market price of the Common Stock or Warrants for the 20 consecutive trading days commencing 21 trading days before the date the Common Stock or Warrants are tendered for exchange.

    The Representative's Warrants will be non-transferable except among the Underwriters and by their respective officers or partners. The Representative's Warrants and the securities underlying the Representative's Warrants (the "Representative's Securities") will also contain anti-dilution provisions for stock splits, combinations and reorganizations, piggyback registration rights, one demand registration right at the expense of the Company, and one demand registration right paid for by the holders of the Representative's Securities (all of which expire five years from the date of the Prospectus).

    The Representative's Securities are being registered in the Registration Statement of which this Prospectus is a part. The Company has agreed to maintain an effective Registration Statement with respect to such shares to permit their resale at all times during the period in which the Representative's Warrants are exercisable. The sale of the Representative's Securities could dilute the interest of other holders of Common Stock and Warrants and the existence of the Representative's Warrants may make the raising of additional capital by the Company more difficult. At any time at which exercise of Representative's Warrants might be expected, it is likely that the Company could raise additional capital on terms more favorable than the terms of the Representative's Warrants.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Neuman Drennen & Stone, LLC, Englewood, Colorado. David H. Drennen, whose company is a member of the firm of Neuman Drennen & Stone, LLC is the owner of warrants to purchase 14,000 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Representative by Marc Ross, Esq.

                                    EXPERTS

    The financial statements of FirstLink Communications, Inc. as of December 31, 1997, and for the years ended December 31, 1997 and 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG Peat Marwick LLP covering the December 31, 1997, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form SB-2 with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide web site that contains reports, proxy and information statements and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This web site can be accessed at http://www.sec.gov.

    Upon completion of the Offering the Company will be subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional
Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, new York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter.

                        FIRSTLINK COMMUNICATIONS, INC.

                             Financial Statements

                               December 31, 1997


                  (With Independent Auditors' Report Thereon)

                        FIRSTLINK COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                        PAGE(s)

Independent Auditors' Report                                               1

Financial Statements:
  Balance Sheet as of December 31, 1997                                    2

  Statements of Operations for the years ended
    December 31, 1997 and 1996                                             3

  Statements of Stockholders' Equity (Deficit) for
    the years ended December 31, 1997 and 1996                             4

  Statements of Cash Flows for the years ended
    December 31, 1997 and 1996                                             5

  Notes to Financial Statements                                          6 - 16

When the transaction referred to in note 2(e) of the notes to the financial statements has been consummated, we will be in a position to render the following report.

                                           KPMG PEAT MARWICK LLP


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
FirstLink Communications, Inc.:


     We have audited the accompanying balance sheet of FirstLink
Communications, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirstLink Communications, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Portland, Oregon
January 21, 1998, except as to note 9 which is as of March 18, 1998 and note 2(e) which is as of _________, 1998

                        FIRSTLINK COMMUNICATIONS, INC.

                                 BALANCE SHEET

                               December 31, 1997




                                    ASSETS

Current assets:
  Cash and cash equivalents                            $  389,415
  Accounts receivable, net of allowance for
    doubtful accounts of $8,716                            19,617
  Prepaid and other current assets                         59,227
                                                       ----------
          Total current assets                            468,259
                                                       ----------
Property and equipment, net                               543,053
Other assets                                               49,509
                                                       ----------
          Total assets                                 $1,060,821
                                                       ----------
                                                       ----------

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current  liabilities:
  Accounts payable                                     $  142,130
  Accrued liabilities                                      99,580
  Current portion of capital lease obligations             40,897
  Other current liabilities                               126,188
                                                       ----------
          Total current liabilities                       408,795
                                                       ----------
Long-term debt:
  Capital lease obligations                               166,350
  Convertible notes payable                               221,667
                                                       ----------
          Total long-term debt                            388,017
                                                       ----------
Commitments and contingencies (note 8)

Stockholders' equity:
  Preferred stock, no par value; 1,000,000 shares
    authorized; no shares issued or outstanding              -
  Common stock, no par value; 20,000,000
    shares authorized; 1,786,708 shares issued
    and outstanding                                     1,240,102
  Retained deficit                                       (976,093)
                                                       ----------
          Total stockholders' equity                      264,009
                                                       ----------
          Total liabilities and stockholders' equity   $1,060,821
                                                       ----------
                                                       ----------

See accompanying notes to financial statements.

                        FIRSTLINK COMMUNICATIONS, INC.

                           STATEMENTS OF OPERATIONS

                    Years ended December 31, 1997 and 1996


                                                        1997          1996
                                                     ----------     ----------
Revenue                                              $  879,903        602,423

Expenses:
 Operating                                              580,197        369,415
 Selling, general and administrative                    701,372        565,473
 Depreciation and amortization                           69,955         37,879
                                                     ----------     ----------
          Total expenses                              1,351,524        972,767
                                                     ----------     ----------
          Operating loss                               (471,621)      (370,344)
                                                     ----------     ----------
Other (income) expense:
  Interest, net                                         107,305         25,123
  Other                                                    (650)         2,350
                                                     ----------     ----------
                                                        106,655         27,473
                                                     ----------     ----------
        Net loss                                     $ (578,276)      (397,817)
                                                     ----------     ----------
                                                     ----------     ----------
Per share amounts:

  Basic and diluted loss per common share            $     (.50)          (.75)
                                                     ----------     ----------
                                                     ----------     ----------
  Basic and diluted weighted average common shares    1,162,397        533,309
                                                     ----------     ----------
                                                     ----------     ----------

See accompanying notes to financial statements.

                        FIRSTLINK COMMUNICATIONS, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    Years ended December 31, 1997 and 1996

                                                                                                      Total
                                                              Common stock                         stockholders'
                                                          ----------------------      Retained        equity
                                                          Shares         Amount        deficit       (deficit)
                                                          ------        --------       -------       ---------
Balance at January 1, 1996                                  -         $    -                -              -

Acquisition of net assets from FirstLink
 Tenant Services                                          133,333         82,790            -           82,790
Sale of common stock                                      554,667        126,040            -          126,040
Common stock issued pursuant to
 guarantor agreements                                      21,200          6,996            -            6,996
Common stock issued pursuant to
 Promissory Notes                                          57,200         18,876            -           18,876
Net loss                                                    -              -          (397,817)       (397,817)
                                                        ---------     ----------      --------        --------

Balance at December 31, 1996                              766,400        234,702      (397,817)       (163,115)

Common stock issued pursuant to
 Promissory Notes                                          52,800         17,424            -           17,424
Common stock issued in payment of
 Promissory Note interest                                   3,879          4,364            -            4,364
Conversion of Promissory Notes into
 common stock                                             217,780        245,000            -          245,000
Sale of common stock, net of stock
 offering costs                                           728,888        721,449            -          721,449
Common stock issued pursuant to
 guarantor agreements                                      16,961         17,163            -           17,163
Net loss                                                    -              -          (578,276)       (578,276)
                                                        ---------     ----------      --------        --------

Balance at December 31, 1997                            1,786,708     $1,240,102      (976,093)        264,009
                                                        ---------     ----------      --------        --------
                                                        ---------     ----------      --------        --------

See accompanying notes to financial statements.

                        FIRSTLINK COMMUNICATIONS, INC.

                           STATEMENTS OF CASH FLOWS

                    Years ended December 31, 1997 and 1996


                                                          1997            1996
                                                        ---------       --------
Cash flows from operating activities:
 Net loss                                               $(578,276)      (397,817)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation and amortization                          130,262         38,112
   Provision for losses on accounts receivable             43,250         73,796
   Changes in assets and liabilities:
    Accounts receivable                                   (39,196)       (34,422)
    Prepaid and other current assets                      (59,563)         7,441
    Accounts payable and accrued liabilities               17,408        (52,037)
    Other current liabilities                             (50,233)       176,421
                                                        ---------       --------

              Net cash used in operating activities      (536,348)      (188,506)
                                                        ---------       --------

Cash flows from investing activities:
 Capital expenditures                                     (70,090)       (48,664)
 Cash acquired from FirstLink Tenant Services L.L.C.          -            4,467
                                                        ---------       --------

              Net cash used in investing activities       (70,090)       (44,197)
                                                        ---------       --------

Cash flows from financing activities:
 Net proceeds from issuance of common stock               738,873        144,916
 Proceeds from Promissory Notes                           102,576        111,124
 Repayments of Promissory Notes                            (5,000)           -
 Proceeds from Convertible Notes                          172,077            -
 Principal payments under capital leases                  (27,792)        (8,218)
                                                        ---------       --------

    Net cash provided by financing activities             980,734        247,822
                                                        ---------       --------

    Net increase in cash and cash equivalents             374,296         15,119

Cash and cash equivalents, beginning of year               15,119            -
                                                        ---------       --------

Cash and cash equivalents, end of year                  $ 389,415         15,119
                                                        ---------       --------
                                                        ---------       --------

Supplemental disclosure of cash flow information:
 Cash paid for interest                                 $  51,791         23,446
 Cash paid for income taxes                                   -              -

See accompanying notes to financial statements.

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements

                          December 31, 1997 and 1996


(1) BUSINESS AND ORGANIZATION

    FirstLink Communications, Inc. (FirstLink or the Company), an Oregon corporation, is an integrated telecommunications service company providing local telephone, long distance telephone, enhanced calling features and cable television services to residents of multi-family apartment and condominium complexes. The services are provided to the tenants in accordance with long-term operating agreements between the Company and the property owners under which the property owners share in the telecommunication revenues generated from their properties. The agreements provide the tenants with the option to use either FirstLink or the local telephone company and long distance carriers for telephone services. Tenants desiring to subscribe to cable television must utilize FirstLink.

    From time to time, the Company will evaluate the market demand, as well as the economic and technical feasibility, of offering new products and services to the residents of the Company's properties. Such products and services may include, but are not limited to, internet access, wireless telephone and paging. The Company expects to introduce internet access to certain properties during the first quarter of 1998.

    Historically, the Company has operated in and around the Portland, Oregon metropolitan area. As of December 31, 1997, the Company had contracts for additional properties in Vancouver, Washington; Seattle, Washington; Denver, Colorado; Phoenix, Arizona; and Oklahoma, City, Oklahoma.

    The Company was incorporated on December 26, 1995 and on January 1, 1996 acquired substantially all of the assets and liabilities of FirstLink Tenant Services L.L.C. (FTS) with a net book basis of $82,790 in exchange for 133,333 shares of the Company's common stock. The acquisition of these net assets was accounted for using the purchase method of accounting. As the Company and FTS were entities under common control, the assets and liabilities of FTS were recorded by the Company using the carryover basis in such assets and liabilities.

    The Company has generated operating cash losses from its inception. Additionally, the Company requires, and will continue to require, cash to fund the net losses and capital requirements associated with the Company's rapid growth. It is management's expectation that the Company will enter at least five new markets during 1998 and additional others beyond the coming year. The cash required to fund such activities will be substantial and beyond what the Company holds in cash and cash equivalents at December 31, 1997. The Company is currently pursuing various financing alternatives including, but not limited to, both public and private equity and debt financings. There can be no assurance that management will be successful in obtaining such financing.

    In December 1997, the Company signed a letter of intent with an underwriter to offer shares of the Company's common stock for sale through an initial public offering.

                                                                   (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid instruments readily convertible to known amounts of cash to be cash equivalents.

    (b) PROPERTY AND EQUIPMENT

        Property and equipment is stated at cost, including installation cost. The Company provides for depreciation using the straight-line method over estimated useful lives of three to ten years. Property and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Repairs and maintenance are expensed as incurred.

    (c) REVENUE RECOGNITION

        Revenue is recognized when services are provided.

    (d) USE OF ESTIMATES

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (e) COMMON STOCK AND LOSS PER SHARE

        The Company has adopted Statement of Financial Accounting Standards
        (SFAS) No. 128, EARNINGS PER SHARE. SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share
        (EPS) with a presentation of basic and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock resulted in the issuance of common stock.

        The loss per common share in the accompanying financial statements has been computed using the weighted average number of shares of common stock outstanding during each period giving consideration to the effects of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB 98). Pursuant to SAB 98, issuances of common stock, options, warrants or other potentially dilutive securities for nominal consideration (Nominal Issuances) are to be included in the calculation of EPS for all periods presented in the manner of a stock split for which retroactive restatement is required. Management believes that there have been no Nominal Issuances since the inception of FirstLink.

                                                                  (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements


        In accordance with SFAS No. 128, the calculation of basic and diluted EPS does not assume the conversion, exercise or contingent issuance of securities that would have an anti-dilutive effect on earnings per share. As a result, basic and diluted loss per share are the same in both 1997 and 1996. Additionally, common share amounts have been adjusted to reflect the stock split of 1 for 1.5 which will occur immediately prior to the effectiveness of the Registration Statement.

    (f) STOCK-BASED COMPENSATION

        The Company accounts for its stock-based employee compensation plan using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretation (APB No. 25). The Company has provided pro forma disclosures as if the fair value based method of accounting for these plans, as prescribed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, had been applied.

    (g) IMPAIRMENT OF LONG-LIVED ASSETS

        Effective January 1, 1996, the Company adopted SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121), which requires that the long-lived assets and certain identifiable intangibles, held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset is less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows. The adoption of SFAS No. 121 had no effect on the financial statements of the Company.

    (h) INCOME TAXES

        The Company accounts for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

                                                                  (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements




    (i) NEW ACCOUNTING PRONOUNCEMENTS

        SFAS 130, REPORTING COMPREHENSIVE INCOME, was issued in June 1997.
        It establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued in June 1997. It establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company does not believe that adoption of either of these standards will have a significant effect on its financial statements.

    (j) SUPPLEMENTAL CASH FLOW INFORMATION OF NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                              1997        1996
                                                            --------    --------
           Assets acquired under capital leases             $ 73,694     169,563
           Net working capital deficit acquired from
             FirstLink Tenant Services L.L.C.                      -    (210,553)
           Property and equipment acquired from
             FirstLink Tenant Services L.L.C.                      -     288,876
           Conversion of Promissory Notes to equity          245,000           -
           Other                                              15,024       6,996

(3) PROPERTY AND EQUIPMENT

    Property and equipment, including assets owned under capital leases of $243,257 is comprised of the following:

           Switches, installation and wiring                           $ 601,446
           Computers and office equipment                                 41,117
           Leasehold improvements                                          8,324
                                                                       ---------

                                                                         650,887

           Less accumulated depreciation, including
             $30,973 applicable to assets under capital leases          (107,834)
                                                                       ---------

                  Net property and equipment                           $ 543,053
                                                                       ---------
                                                                       ---------

                                                                  (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements




(4)  INCOME TAXES

     The difference between expected tax benefit, computed by applying the federal statutory rate of 34% to loss before taxes, and the actual tax benefit of $-0- is primarily due to the increase in the valuation allowance for deferred taxes.

     The Company's deferred tax assets are comprised of the following components at December 31, 1997:

          Net operating loss carryforwards                  $ 373,480
          Less valuation allowance                           (373,480)
                                                            ---------
               Net deferred tax assets                      $    -
                                                            ---------
                                                            ---------

     The valuation allowance for deferred tax assets as of January 1, 1997 and 1996 was $152,242 and $-0-, respectively. The net change in the total valuation allowance for the years ended December 31, 1997 and 1996 was an increase of $221,238 and $152,242, respectively. The Company has established a valuation allowance due to the uncertainty that the full amount of the operating loss carryforwards will be utilized. Although management expects future results of operations to be profitable, it emphasized past performance rather than growth projections when determining the valuation allowance. Any subsequent adjustments to the valuation allowance, if deemed appropriate due to changed circumstances, will be recognized as a separate component of the provision for income taxes.

     The Company has net operating loss carryforwards which are available to offset future financial reporting and taxable income. Net operating loss carryforwards for tax purposes totaled approximately $965,000 at December 31, 1997 and expire in 2011 through 2012.

     A provision of the Internal Revenue Code requires the utilization of net operating losses be limited when there is a change of more than 50% in ownership of the Company. The Company appears to have incurred an ownership change under IRC Section 382. This potential ownership change would limit the utilization of any net operating losses incurred prior to the change in ownership date. The Company intends to complete an analysis under IRC Section 382 to determine if any ownership change has occurred.

                                                                   (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements




(5)  DEBT

     PROMISSORY NOTES

     During 1997 and 1996, the Company issued unsecured promissory notes (the Promissory Notes) aggregating $250,000. The Promissory Notes bore interest at 8% per annum with both principal and interest payable on or before March 31, 1997. As an additional inducement, the holders of the Promissory Notes received 440 shares of the Company's common stock for each $1,000 of principal. The Promissory Notes were originally recorded at $213,700, which represents the $250,000 in proceeds less a discount of $36,300 assigned to the common stock. The fair value of the common stock was based on other recent equity transactions with third parties. The discount was accreted to the debt over the life of the Promissory Notes as a financing cost. The accretion of the value assigned to the common stock is included in interest expense in the accompanying financial statements. In 1997, $245,000 of the Promissory Notes, plus accrued interest, were converted into 221,659 shares of the Company's common stock. The remaining $5,000 and accrued interest was paid in full during 1997.

     CONVERTIBLE NOTES

     During 1997, the Company issued unsecured convertible notes (the Notes) with a face value of $420,000 and 560,000 shares of common stock pursuant to a private placement memorandum (the Private Placement). Total proceeds from the Private Placement was $840,000. The Notes bear interest at 6% per annum, payable semiannually commencing June 30, 1998, mature three years from the date of issuance and are convertible into shares of the Company's common stock at $3.00 per share. The Notes were originally recorded at $210,000, which represents the face value of $420,000 less a discount of $210,000 which was assigned to the common stock. The 560,000 shares of common stock were recorded at the estimated fair market value of such shares which was $630,000 less stock offering costs of $37,301, resulting in net proceeds of $592,699. The fair market value of the common stock was based on other recent equity transactions with third parties. The discount is being accreted to the debt using the interest method over three years. The accretion value assigned to the common stock is included in interest expense in the accompanying financial statements.

(6)  STOCKHOLDERS' EQUITY

     PRIVATE PLACEMENT

     During 1997, the Company issued 290,000 units, with each unit consisting of two shares of common stock and one common stock purchase warrant pursuant to a private placement memorandum. The Company sold 126,667 units (the Units) resulting in 168,888 shares for $190,000 with the remaining 163,333 units being issued to the holders of the Promissory Notes in exchange for converting $245,000 of the Promissory Notes plus accrued interest into 221,659 shares of common stock (see note 5 above). Stock offering cost associated with the sale of the Units was $61,250.

                                                                   (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements

     STOCK OPTION PLANS

     In July 1996, the Company established the FirstLink Communications, Inc. Incentive Stock Option Plan (the Incentive Plan) and the FirstLink Communications, Inc. Non-Qualified Stock Option Plan (the Non-Qualified
     Plan). No shares were issued under the Incentive and Non-Qualified Plans. In February 1997, the Company's Board of Directors adopted the 1997 Restated Combined Incentive Stock and Non-Qualified Stock Option Plan (the 1997 Plan) to supersede and replace the Incentive and Non-Qualified Plans. Options issued under the 1997 Plan shall not be priced at less than fair market value and expire no later than ten years from the date of grant. The vesting periods are at the discretion of the Company's Board of Directors. The 1997 Plan is subject to ratification by the majority vote of the holders of the Company's common stock within one year from the effective date of adoption for any incentive options granted under the 1997 Plan. Until ratified, all shares issued under the 1997 Plan will be non-qualified as the Board of Directors has the authority to issue nonqualified options. The Company has made available 533,333 shares for grant under the 1997 Plan. During 1997, the Company issued options to purchase 416,667 shares of common stock with vesting terms of 25% immediately and 25% on each anniversary date over a three-year period.

     The following table provides additional information concerning options granted under the 1997 Plan:

                                                       Weighted     Weighted
                                                       average       average
                                           Number of   exercise     remaining
                                             shares     price         term
                                           ---------   --------     ---------
          Outstanding, January 1, 1997          -        $ -
          Granted                            416,667      1.13     9.2 years
          Exercised                             -          -
          Forfeited                             -          -
                                             -------     -----
          Outstanding, December 31, 1997     416,667     $1.13
                                             -------     -----
                                             -------     -----


     A total of 104,167 options were exercisable at December 31, 1997 at a weighted average exercise price of $1.13.

                                                                   (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements




     The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 1997 using the Black-Scholes option pricing model as prescribed by SFAS 123 using the following assumptions used for grants in 1997:

          Risk-free interest                             6.25%
          Expected dividend yield                         None
          Expected lives                               5 years
          Expected volatility                   Not applicable

     The total value of options granted during 1997 was computed as approximately $124,000 which would be amortized on a pro forma basis over the three-year vesting period of the options. The fair market value of the option grants during 1997 was $1.13 per share.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been:

                                                       December 31, 1997
                                                    ------------------------
                                                    As reported    Pro forma
                                                    -----------    ---------
          Net loss                                  $ (578,276)    (609,276)
                                                    ----------      --------
                                                    ----------      --------
          Basic and diluted loss per common share   $     (.50)        (.52)
                                                    ----------      --------
                                                    ----------      --------

     WARRANTS

     The Company has issued various stock purchase warrants in connection with its financing activities to investors and placement agents. The following table provides additional information related to stock purchase warrants:

                                        Range of          Range of
                    Number of shares    exercise         expiration
                       underlying       prices of          dates of
                    warrants issued   warrants issued   warrants issued
          Year        during year       during year       during year
          ----      ---------------   ---------------   ---------------
          1997          357,000         $ .75-$3.00       12/00-11/02


                                                                   (Continued)

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements



(7)  RELATED PARTY TRANSACTIONS

     During 1997 and 1996, the Company had a management agreement with an officer and director of the Company whereby from time to time a management fee was paid for his services. Amounts paid under this arrangement totaled $96,000 in both 1997 and 1996.

(8)  COMMITMENTS AND CONTINGENCIES

     OPERATING LEASE COMMITMENT

     The Company leases office space under a non-cancelable operating lease expiring on October 31, 2001. Operating lease payments for the years ended December 31, 1997 and 1996 totaled $29,160 and $10,728, respectively. At December 31, 1997, future minimum lease payments under non-cancelable operating leases are as follows:

               1998                           $   29,160
               1999                               29,160
               2000                               29,160
               2001                               24,300
               2002                                 -
                                              ----------
                                              $  111,780
                                              ----------
                                              ----------


     The Company leases certain switching equipment under capital leases.
     The following table is a schedule, by year, of future minimum payments under capital leases, together with the present value of the net minimum payments as of December 31, 1997:

               1998                                        $   74,693
               1999                                            74,693
               2000                                            73,017
               2001                                            57,892
               2002                                             8,499
                                                           ----------
               Total minimum lease payments                   288,794
               Less amount representing interest              (81,547)
                                                           ----------
                   Total obligations under capital leases  $  207,247
                                                           ----------
                                                           ----------

     In connection with entering into certain of the capital lease agreements, certain stockholders, including directors of the Company (the Guarantors), entered into personal guaranty arrangements with the lessor on behalf of the Company. The Company, in turn, agreed to issue common stock to each of the Guarantors upon execution of and throughout the duration of the leases. 16,961 and 21,200 shares of common stock were issued to the Guarantors during 1997 and 1996, respectively.


                                                                 (Continued)
                                    -14-

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements



     The common stock was assigned values of $17,163 and $6,996 for the shares issued during 1997 and 1996, respectively, based on recent equity transactions with third parties. The value assigned to the common stock is being amortized using the interest method over the lives of the leases. The accretion value is included in interest expense in the accompanying financial statements.

     COMMITMENT WITH CABLE PROVIDERS

     The Company has agreements with TCI Cablevision of Oregon, Inc. (TCI) and Paragon Cable (Paragon) to purchase bulk cable signals at the Company's properties. The agreements provide for the Company to pay fixed monthly amounts regardless of the number of customers the Company has at the properties. As of December 31, 1997, the Company's monthly commitment was $27,224 per month. The TCI agreements provide for annual rate increases not to exceed 5%. The agreements all have terms of five years and expire during May 2001 through April 2002.

     LITIGATION

     In April 1997, LDDS World Comm (LDDS) filed a lawsuit against the Company seeking payment of $190,000 plus attorney fees for goods and services provided to the Company. The Company contends it was overcharged by LDDS pursuant to the terms of its agreement and the actual amount owed is approximately $126,000 which is recorded on the accompanying balance sheet. The Company has provided LDDS with supporting documentation for the actual amount owed and has offered a settlement proposal. A trial date has been set for April 1998. Management believes that the outcome will not have a material adverse affect on the Company's financial position, results of operations or liquidity.

     From time to time, the Company is involved in various litigation in the normal course of business. Management believes that the outcomes will not have a material impact to the Company's financial statements.

(9)  SUBSEQUENT EVENTS

     CONVERTIBLE NOTE CONVERSION

     Subsequent to year-end, the Company asked the holders of the Notes to convert the Notes into shares of common stock. As an inducement to convert, the Company reduced the conversion price to $2.25 per share from the $3.00 conversion price stated on the Notes for those holders converting on or before March 9, 1998. As of March 9, 1998, all of the Notes had been converted into 186,667 shares of common stock.


                                                                 (Continued)
                                    -15-

                        FIRSTLINK COMMUNICATIONS, INC.

                         Notes to Financial Statements




     PRIVATE PLACEMENT

     During February and March 1998, the Company sold 283,333 units with each unit consisting of one share of common stock and one common stock purchase warrant pursuant to a private placement memorandum. The gross proceeds from the offering were $425,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK AND WARRANTS OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK OR WARRANTS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Dilution..................................................................   12
Capitalization............................................................   13
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Selected Financial Data...................................................   15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   16
Business..................................................................   19
Management................................................................   25
Certain Transactions......................................................   31
Principal Stockholders....................................................
Description of Securities.................................................   32
Underwriting..............................................................   35
Legal Matters.............................................................   37
Experts...................................................................   37
Additional Information....................................................   37
Index to Financial Statements.............................................

    UNTIL           (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                        1,000,000 SHARES OF COMMON STOCK
                       1,000,000 REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS

                         FIRSTLINK COMMUNICATIONS, INC.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                          KASHNER DAVIDSON SECURITIES
                                  CORPORATION

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

    The Company's Articles of Incorporation permit and its Bylaws require the Company to indemnify officers and directors to the fullest extent permitted by the Oregon Business Corporation Law (OBCA). The Company has also entered into agreements to indemnify its directors and executive officers to provide the maximum indemnification permitted by Oregon law. These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in the right of the Company.

    Article VI of the Company's Bylaws permits the Company to indemnify its directors, officers, employees and agent to the maximum extent permitted by the OBCA. Section 317 of the OBCA provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred in connection therewith.

    If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its shareholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct.

    A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

    The indemnification rights provided in Section 317 of the OBCA are not exclusive of additional rights to indemnification for breach of duty to the corporation and its shareholders to the extent additional rights are authorized in the corporation's articles of incorporation and are not exclusive of any other rights to indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, with as to action in his or her office and as to action in another capacity while holding such office.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses of the offering are to be borne by the Company, are as follows:

SEC Filing Fee....................................................  $   5,900
NASD Filing Fee...................................................      2,500
Nasdaq Listing Fee................................................     10,000
Printing Expenses*................................................     40,000
Accounting Fees and Expenses*.....................................     30,000
Legal Fees and Expenses*..........................................     45,000
Blue Sky Fees and Expenses*.......................................     15,000
Registrar, Transfer Agent, and Warrant Agent Fee*.................     10,000
Miscellaneous*....................................................      1,600
                                                                    ---------
  Total...........................................................  $ 160,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The following discussion gives retroactive effect to the 1-for-1.5 stock split of the Company's Common Stock which will be effected on the effective date of this Registration Statement. The Registrant has sold and issued the following securities during the past three years.

    a. On January 1, 1996, the Company acquired all of the operating assets of FirstLink Tenant Services, LLC, pursuant to an asset purchase agreement, in exchange for 133,333 shares of Common Stock. The assets acquired were valued at $82,790 which was the carry-over basis in such assets and liabilities. The shares were issued to two individuals who owned the equity of FirstLink Tenant Services, LLC.

    b. In January 1996, the Company issued 200,000 shares of Common Stock to eight persons, including management and employers of the Company and persons associated with Bathgate McColley Capital Group, LLC (BMCG). Those investors paid a total of $9,000 for the shares, or $.05 per share. The sale of the shares was made pursuant to Section 4(2) of the Securities Act; each investor was sophisticated and had access to all pertinent information about the Company.

    c. In February-April 1996, the company issued 354,667 shares to 20 investors in a private placement pursuant to Section 4(2) of the Securities Act. The shares were sold to the investors for $.33 per share, or an aggregate of $117,040. Each investor was sophisticated and had access to all pertinent information about the Company.

    d. From September 1996 through April 1997 the Company borrowed $250,000 from eleven investors pursuant to Section 4(2) of the Securities Act. The Company issued 110,000 shares as additional consideration for the loans; and 3,879 in lieu of interest on the Notes. Each investor was sophisticated and had access to all pertinent information about the Company.

    e. In April 1997, the Company issued 386,666 shares of Common Stock and warrants to purchase 193,333 shares of Common Stock to 23 persons in a private placement pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act. Bathgate McColley Capital Group, LLC, (BMCG) whose principals are shareholders of the Company, acted as placement agent for the offering which was placed with accredited investors. Each investor executed a subscription agreement and investor questionnaire in connection with the offering. The offering was sold in units, each unit consisting of two shares of Common Stock and one Common Stock Purchase Warrant. The units were priced at $1.50 each for an aggregate price of $435,000, plus interest on notes that were converted into 3,879 shares. The Company paid BMCG commissions and a non-accountable expense allowance, totaling $61,250. BMCG also received, for nominal consideration, warrants to purchase 87,000 shares of Common Stock, exercisable at $1.13 per share until they expire on April 30, 2002.

    f. In August through November 1997, the Company issued 560,000 shares of Common Stock and $420,000 of Convertible Notes in a private placement pursuant to Section 4(2) and Rule 506 of Regulation D. BMCG acted as placement agent for this offering which was placed with accredited investors. Each investor executed a subscription agreement and investor questionnaire in connection with the Offering. The Offering was sold in 12 units, each unit consisting of 46,667 shares of Common Stock and one $35,000 Convertible Note. The units were priced at $70,000 per unit. The Company paid BMCG commissions and a non-accountable expense allowance totaling $74,602 and issued BMCG warrants to purchase 56,000 shares of Common Stock at $.75 per share; and warrants to purchase 14,000 shares of Common Stock at $3.00 per share. Those warrants are exercisable at any time and expire on November 30, 2002.

    g. Throughout 1996 and 1997 the Company issued shares of Common Stock to four individuals, including two individuals who are directors of the Company, who guaranteed $125,000 of Company leases. The Company will continue to issue shares to each individual at the rate of 200 shares per month for as long as those leases are guaranteed by such individuals. The Company issued a total of 38,161 shares pursuant to these guarantees as of December 31, 1997.

    h. In February and March 1998 the Company issued 283,333 units consisting of 188,889 shares of Common Stock and 188,889 Common Stock Purchase Warrants ("Exchange Warrants") to individuals in a private placement pursuant to Section 4(2) and Rule 506 of Regulation D. BMCG acted as placement agent in the Offering, which was placed to accredited investors. Each investor executed a subscription agreement and investor questionnaire in connection with the Offering. The units were priced at $1.50 per unit. The Company paid BMCG commissions of $38,000.

ITEM 27. EXHIBITS.

    a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

 EXHIBIT NO.   TITLE
-------------  ---------------------------------------------------------------------------------------------------
       1.1     Form of Underwriting Agreement.

       1.2     Form of Representative's Share Option Agreement.

       1.3     Form of Representative's Warrant Option Agreement.

       3.1     Articles of Incorporation.

       3.2     Bylaws.

       4.1     Specimen Certificate for Common Stock.(1)

       4.2     Warrant Agreement.

       4.3     Form of Lock Up Agreement with certain Securityholders.

       4.4     Specimen Certificate for Warrant (1)

       5.1     Opinion of Neuman Drennen & Stone, LLC.

      10.1     1996 Stock Option Plan.

      10.2     Office Lease (190 SW Harrison, Portland, OR)

      10.3     Telecommunications Services Agreement between Registrant and Oregon Portland Associates (Portland
                 Center Apartments)(2)

      10.4     Telecommunications Services Agreement between Registrant and Riverplace II Joint Venture
                 (Riverplace Development)(2)

 EXHIBIT NO.   TITLE
-------------  ---------------------------------------------------------------------------------------------------
      10.5     Telecommunications Services Agreement between Registrant and Elsie D. McIver U/A Trust Dated 1/4/72
                 (Vista St. Clair)(2)

      10.6     Telecommunications Services Agreement between Registrant and Lloyd Place Apartments Limited
                 Partnership (Lloyd Place)(2)

      10.7     Telecommunications Services Agreement between Registrant and Harsch Investment Corp. (King Tower
                 Apartments)(2)

      10.8     Telecommunications Services Agreement between Registrant and Harsch Investment Corp. (Park Plaza
                 Apartments)(2)

      10.9     Telecommunications Services Agreement between Registrant and Security Investments; LP (Ione Plaza
                 Apartments)(2)

      10.10    Telecommunications Services Agreement between Registrant and Housing Authority of Portland (Pearl
                 Court Apartments)(2)

      10.11    Telecommunications Services Agreement between Registrant and Harsch Investment Corp. (The Clay
                 Towers Apartments)(2)

      10.12    Telecommunications Services Agreement between Registrant and Crossing Development Corporation
                 (Legends)(2)

      10.13    Telecommunications Services Agreement between Registrant and Parkside Place (Parkside Plaza)(2)

      10.14    Telecommunications Services Agreement between Registrant and Housing Authority of the City of
                 Vancouver, Washington (Cougar Creek Apartments)(2)

      10.15    Telecommunications Services Agreement between Registrant and Housing Authority of the City of
                 Vancouver, Washington (ParkLane Apartments)(2)

      10.16    Telecommunications Services Agreement between Registrant and Housing Authority of the City of
                 Vancouver, Washington (Willow Creek Apartments)(2)

      10.17    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (Sherman
                 Tower)(2)

      10.18    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (The
                 Nettleton)(2)

      10.19    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (Regency
                 Tower Apartments)(2)

      10.20    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (Syl-Mar
                 Estates)(2)

      23.1     Consent of Neuman Drennen & Stone, LLC. (included in Exhibit 5.1)

      23.2     Consent of KPMG Peat Marwick LLP.

      24       Power of Attorney (included on page II-6).

------------------------

(1) To be filed by Amendment.

(2) Certain information has been omitted pursuant to Rule 406 of the Securities Act. Omitted information is designated by "-".

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. To provide, upon Closing of the Offering as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

    5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding in connection with the securities being registered), the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    6.  For determining any liability under the Securities Act:

        (i) To treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective; and

        (ii) To treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Portland, State of Oregon on March 31, 1998.

                                FIRSTLINK COMMUNICATIONS, INC.

                                By:              /s/ A. ROGER PEASE
                                     -----------------------------------------
                                                   A. Roger Pease
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Roger Pease and Jeffrey S. Sperber, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
      /s/ A. ROGER PEASE
------------------------------  President, Chief Executive    March 31, 1998
        A. Roger Pease            Officer and Director

    /s/ JEFFREY S. SPERBER
------------------------------  Chief Financial Officer       March 31, 1998
      Jeffrey S. Sperber

     /s/ ALLAN A. FULSHER
------------------------------  Secretary                     March 31, 1998
       Allan A. Fulsher

   /s/ THOMAS E. MCCHESNEY
------------------------------  Director                      March 31, 1998
     Thomas E. McChesney

     /s/ ROBERT F. OLSEN
------------------------------  Director                      March 31, 1998
       Robert F. Olsen

    /s/ JAMES F. TWADDELL
------------------------------  Director                      March 31, 1998
      James F. Twaddell

PROSPECTUS

                         FIRSTLINK COMMUNICATIONS, INC.

                     188,889 COMMON STOCK PURCHASE WARRANTS
                         935,556 SHARES OF COMMON STOCK

    This Prospectus relates to (1) 188,889 Common Stock Purchase Warrants ("Exchange Warrants") issued to certain investors in exchange for warrants issued to such investors as a private placement by the Company which was completed in March 1998 (the "1998 Private Placement"); (2) 94,444 shares of Common Stock (the "Exchange Warrant Shares") issuable upon exercise of the Exchange Warrants; and (3) 746,667 shares of Common Stock (the "Private Shares") issued to certain investors in connection with private placements. The Exchange Warrants, the Exchange Warrant Shares, and the Private Shares are collectively referred to as the "Offered Securities;" and the holders of the Selling Securityholders' Securities are collectively referred to as the "Selling Securityholders."

    The securities offered by this prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. The distribution of the securities offered hereby may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

    The Offered Securities are subject to agreements not to sell ("Lock-up
Agreements") such securities for a period of     months after the effective date
of the Registration Statement (the "Registration Statement") of which this Prospectus is a part.

    The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commission received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

    The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. See "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION."

    On March   , 1998, the Company filed a registration statement under the
Securities Act with the Securities and Exchange Commission (the "Commission") relating to the Selling Securitiesholders' Securities and to a public offering by the Company (the "Public Offering") of 1,000,000 shares of Common stock and 1,000,000 Redeemable Common Stock Purchase Warrants ("Warrants"). The Company
will receive approximately $      in net proceeds from the sale of the Common
Stock and Warrants (assuming no exercise of the Underwriter's over-allotment option) after payment of underwriting discounts and estimated expenses of the Public Offering.

    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop after the completion of this offering. The Company has filed an application to list the Common Stock and the Warrants (including the Exchange Warrants) on the Nasdaq
Small Cap Market under the symbols "    " and "    ," respectively.
                            ------------------------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE
        DILUTION. SEE "RISK FACTORS" BEGINNING AT PAGE   AND "DILUTION."
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                  THE OFFERING

Securities Offered by the
  Selling Stockholders........  188,889 Common Stock Purchase Warrants and 935,556 shares of
                                Common Stock. See "DESCRIPTION OF SECURITIES," "SELLING
                                SECURITYHOLDERS" and "PLAN OF DISTRIBUTION."

Offering Price................  Prevailing market price; except the Exchange Warrant Stock
                                is exercisable at $    per share.

Common Stock outstanding
  before Offering.............

Common Stock outstanding after
  Offering....................

Nasdaq Small cap market
  Symbols:

  Common Stock................

  Warrants....................

                            SELLING SECURITYHOLDERS

    An aggregate of up to 188,889 Exchange Warrants and 94,445 Exchange Warrant Shares; and up to 935,556 additional shares of Common Stock may be offered by certain Securityholders or by their transferees.

    The following table sets forth certain information with respect to each Selling Securityholder for whom the Company is registering securities for resale to the public. The proceeds from the exercise of the Exchange Warrants will be paid to the Company. Except for such proceeds, the Company will not receive any of the proceeds from the sale of these securities. Beneficial ownership of the Securities by such Selling Securityholders after this offering will depend on the number of Exchange Warrants and the number of shares of Common Stock sold by each Selling Securityholder. Except as otherwise disclosed below, there are no material relationships between any of the Selling Securityholders and the Company, nor have any such relationships existed within the past three years.

                                                                              SHARES OF
                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                          EXCHANGE WARRANTS    EXCHANGE      OWNED AS OF      SHARES OF
                                         BENEFICIALLY OWNED    WARRANTS       OFFERING       COMMON STOCK
SELLING SECURITYHOLDER                   AS OF OFFERING DATE    OFFERED        DATE(1)        OFFERED(2)
---------------------------------------  -------------------  -----------  ---------------  --------------
Dudley Bailey(3).......................          --               --             68,612           31,111
Scott Barraclough(4)...................          --               --             24,305           15,556
Steven M. Bathgate(5)..................          10,000           10,000        376,626           51,111
Kenneth S. Bernstein(6)................           6,667            6,667         82,973           28,889
Birdie Capital Corp.(7)................           7,407            7,407         11,111            7,407
Larry Black(8).........................          18,518           18,518         27,777           18,518
Caribou Bridge Fund, LLC(9)............          --               --            167,165          100,000
D & B Partners(10).....................          --               --             36,458           23,333
Fred Duboc(11).........................           3,333            3,333         34,306           22,223
Douglas Fleming(12)....................          --               --             48,611           31,111
Susan Fleming(13)......................          --               --             24,306           15,556
Generation Capital(14).................          33,333           33,333        100,000           66,667
Harold M. Golz(15).....................          --               --             30,972           15,556
Kiawah Capital Partners(16)............          --               --             84,711           31,111
John Kucera(17)........................          --               --             24,306           15,556
J. Scott Liolios(18)...................           1,667            1,667          5,000            3,333
John P. Manry(19)......................          --               --             42,471           15,556
Ann Mategrano(20)......................          --               --             24,306           15,556
Elizabeth McChesney(21)................          --               --             12,153            7,778
Eugene C. McColley(22).................          --               --            324,126           31,111
James E. McDonald Trust(23)............          10,000           10,000        121,499           68,889
Virginia S. McDonald Trust(24).........          --               --            121,499           75,555
Paul E. Mendell(25)....................          --               --             12,153            7,778
Robert M. Neider(26)...................          --               --             42,040           15,556
PAMB Investments(27)...................          --               --             30,820            7,778
John Phillips(28)......................          --               --             24,306           15,556
Marcie Powers(29)......................          --               --             24,306           15,556
Randy Sasaki(30).......................           1,667            1,667          5,000            3,333
Harry Schmidt(31)......................          --               --             24,306           15,556
Greg Shimanski(32).....................           3,333            3,333         10,000            6,667
Sterling Capital, LLC(33)..............           7,407            7,407         11,111            7,407
Glen Welstad(34).......................          --               --             97,222           62,222
DW Squared(35).........................           4,445            4,445         37,640           24,445
Winter Haven Homes(36).................          --               --             97,222           62,222

------------------------

(1) Includes shares of Common Stock receivable upon exercise of Exchange
    Warrants.

(2) Does not include shares of Common Stock receivable upon exercise of Exchange Warrants.

(3) Shares beneficially owned include 24,167 shares underlying presently exercisable warrants.

(4) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(5) Shares beneficially owned include 167,165 shares and warrants to purchase 14,445 shares owned by Caribou Bridge Fund, LLC. Messrs. Bathgate and McColley own the Administrator of Caribou. They disclaim beneficial ownership of such shares. Also includes 25,272 shares and 4,445 shares underlying presently exercisable warrants owned by Kiawah Capital Partners, an entity that Messrs. Bathgate and McColley own equally. Fifty percent of those shares and warrants are attributed to each Mr. Bathgate and Mr. McColley. Includes 18,667 shares owned by Bathgate Family Partnership II, of which Mr. Bathgate is a general partner.

(6) Shares beneficially owned include 22,084 shares underlying presently exercisable warrants.

(7) Shares beneficially owned include 3,704 shares underlying presently exercisable warrants.

(8) Shares beneficially owned include 9,259 shares underlying presently exercisable warrants.

(9) Shares beneficially owned include 14,445 shares underlying presently exercisable warrants.

(10) Shares beneficially owned include 13,125 shares underlying presently exercisable warrants.

(11) Shares beneficially owned include 12,083 shares underlying presently exercisable warrants.

(12) Shares beneficially owned include 17,500 shares underlying presently exercisable warrants.

(13) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(14) Shares beneficially owned include 6,667 shares underlying presently exercisable warrants.

(15) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(16) Shares beneficially owned include 26,389 shares underlying presently exercisable warrants. Does not include shares otherwise beneficially owned by Messrs. Bathgate and McColley, the two partners of Kiawah. See Footnotes
    (5) and (22).

(17) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(18) Shares beneficially owned include 1,667 shares underlying presently exercisable warrants.

(19) Shares beneficially owned include 13,195 shares underlying presently exercisable warrants.

(20) Shares beneficially owned include 4,375 shares underlying presently exercisable warrants.

(21) Shares beneficially owned include 4,375 shares underlying presently exercisable warrants. Does not include shares beneficially owned by Thomas McChesney, her husband. See Footnote 8 on page 29.

(22) Shares beneficially owned include 122,121 shares and warrants to purchase 14,445 shares owned by Caribou Bridge Fund, LLC. Messrs. Bathgate and McColley own the Administrator of Caribou. They disclaim beneficial ownership of such shares. Also includes 25,272 shares and 4,445 shares underlying presently exercisable warrants owned by Kiawah Capital Partners, an entity that Messrs. Bathgate and McColley own equally. Fifty percent of those shares and warrants are attributed to each Mr. Bathgate and Mr. McColley. Includes 48,000 shares underlying presently exercisable warrants.

(23) Of the shares listed as being beneficially owned by James E. McDonald and Virginia S. McDonald, 68,165 shares (including 7,778 shares underlying presently exercisable warrants) are owned by James E. McDonald, Trustee for the James E. McDonald Revocable Trust; and 53,333 shares (including 6,667 shares underlying presently exercisable warrants) are owned by Virginia S. McDonald, Trustee for the Virginia S. McDonald Revocable Trust. Mr. and Mrs. McDonald are husband and wife. They each disclaim beneficial ownership of shares owned by their spouse's trust.

(24) See Footnote (23).

(25) Shares beneficially owned include 4,375 shares underlying presently exercisable warrants.

(26) Shares beneficially owned include 13,195 shares underlying presently exercisable warrants.

(27) Shares beneficially owned include 6,667 shares underlying presently exercisable warrants.

(28) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(29) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(30) Shares beneficially owned include 1,667 shares underlying presently exercisable warrants.

(31) Shares beneficially owned include 8,750 shares underlying presently exercisable warrants.

(32) Shares beneficially owned include 3,333 shares underlying presently exercisable warrants.

(33) Shares beneficially owned include 3,704 shares underlying presently exercisable warrants.

(34) Shares beneficially owned include 35,000 shares underlying presently exercisable warrants.

(35) Shares beneficially owned include 13,195 shares underlying presently exercisable warrants.

(36) Shares beneficially owned include 35,000 shares underlying presently exercisable warrants.

                              PLAN OF DISTRIBUTION

    The Selling Securityholders have been advised that sales of the Exchange Warrants, the Exchange Warrant Shares, and the Private Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Offered Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Offered Securities for whom such broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Securityholders and any broker-dealers that act in connection with the sale of Offered Securities Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Offered Securities as principals might be deemed to be underwriting discounts and commission under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Offered Securities, against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of shares the Exchange Warrants, the Conversion Shares, or the Private Shares. The Company will receive the proceeds from the exercise of the Exchange Warrants; but not from any resale of the Exchange Warrant Shares. Sales of the Offered Securities, by the Selling Securityholders, or even the potential of such sales, would likely have an adverse impact on the market price of the Warrants and the Common Stock.

    The Offered Securities of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all expenses incurred in connection with the registration of the Offered Securities by the Selling Securityholders; provided, however, that the Selling Securityholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the Offered Securities. The Selling Securityholders have agreed not to sell such securities for a period of months after the effective date of the Registration Statement.

                                PUBLIC OFFERING

    The Registration Statement of which this Prospectus forms a part also covers an underwritten offering of 1,000,000 shares of Common Stock and 1,000,000 Warrants by the Company (1,150,000 shares of Common stock and 1,150,000 Warrants if the Underwriters' over-allotment option is exercised in full).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................
Risk Factors..............................................................
Use of Proceeds...........................................................
Dilution..................................................................
Capitalization............................................................
Dividend Policy...........................................................
Selected Financial Data...................................................
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................
Business..................................................................
Management................................................................
Certain Transactions......................................................
Selling Securityholders...................................................
Description of Securities.................................................
Plan of Distribution......................................................
Legal Matters.............................................................
Experts...................................................................
Additional Information....................................................
Index to Financial Statements.............................................

    UNTIL           (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         188,889 COMMON STOCK PURCHASE
                                    WARRANTS
                         935,556 SHARES OF COMMON STOCK

                         FIRSTLINK COMMUNICATIONS, INC.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INDEX OF EXHIBITS

 EXHIBIT NO.   TITLE
-------------  ---------------------------------------------------------------------------------------------------
       1.1     Form of Underwriting Agreement.

       1.2     Form of Representative's Share Option Agreement.

       1.3     Form of Representative's Warrant Option Agreement.

       3.1     Articles of Incorporation.

       3.2     Bylaws.

       4.1     Specimen Certificate for Common Stock.(1)

       4.2     Warrant Agreement.

       4.3     Form of Lock Up Agreement with certain Securityholders.

       4.4     Specimen Certificate for Warrant (1)

       5.1     Opinion of Neuman Drennen & Stone, LLC.

      10.1     1996 Stock Option Plan.

      10.2     Office Lease (190 SW Harrison, Portland, OR)

      10.3     Telecommunications Services Agreement between Registrant and Oregon Portland Associates (Portland
                Center Apartments)(2)

      10.4     Telecommunications Services Agreement between Registrant and Riverplace II Joint Venture
                (Riverplace Development)(2)

      10.5     Telecommunications Services Agreement between Registrant and Elsie D. McIver U/A Trust Dated 1/4/72
                (Vista St. Clair)(2)

      10.6     Telecommunications Services Agreement between Registrant and Lloyd Place Apartments Limited
                Partnership (Lloyd Place)(2)

      10.7     Telecommunications Services Agreement between Registrant and Harsch Investment Corp. (King Tower
                Apartments)(2)

      10.8     Telecommunications Services Agreement between Registrant and Harsch Investment Corp. (Park Plaza
                Apartments)(2)

      10.9     Telecommunications Services Agreement between Registrant and Security Investments; LP (Ione Plaza
                Apartments)(2)

      10.10    Telecommunications Services Agreement between Registrant and Housing Authority of Portland (Pearl
                Court Apartments)(2)

      10.11    Telecommunications Services Agreement between Registrant and Harsch Investment Corp. (The Clay
                Towers Apartments)(2)

      10.12    Telecommunications Services Agreement between Registrant and Crossing Development Corporation
                (Legends)(2)

      10.13    Telecommunications Services Agreement between Registrant and Parkside Place (Parkside Plaza)(2)

      10.14    Telecommunications Services Agreement between Registrant and Housing Authority of the City of
                Vancouver, Washington (Cougar Creek Apartments)(2)

      10.15    Telecommunications Services Agreement between Registrant and Housing Authority of the City of
                Vancouver, Washington (ParkLane Apartments)(2)

      10.16    Telecommunications Services Agreement between Registrant and Housing Authority of the City of
                Vancouver, Washington (Willow Creek Apartments)(2)

      10.17    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (Sherman
                Tower)(2)

      10.18    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (The
                Nettleton)(2)

 EXHIBIT NO.   TITLE
-------------  ---------------------------------------------------------------------------------------------------
      10.19    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (Regency
                Tower Apartments)(2)

      10.20    Telecommunications Services Agreement between Registrant and Harsch Development Corp. (Syl-Mar
                Estates)(2)

      23.1     Consent of Neuman Drennen & Stone, LLC. (included in Exhibit 5.1)

      23.2     Consent of KPMG Peat Marwick LLP.

      24       Power of Attorney (included on page II-7).

------------------------

(1) To be filed by Amendment.

(2) Certain information has been omitted pursuant to Rule 406 of the Securities Act. Omitted information is designated by " - ". The deleted information has been provided to the Commission supplementally.